Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

dated as of August 7, 2018,

among

BRUNSWICK CORPORATION,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

$800,000,000

MORGAN STANLEY SENIOR FUNDING, INC.,
JPMORGAN CHASE BANK, N.A.,
 MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
WELLS FARGO SECURITIES, LLC,
 as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,
MORGAN STANLEY SENIOR FUNDING, INC.
and
WELLS FARGO BANK, N.A.,
as Syndication Agents,
and
SUNTRUST BANK,
 U.S. BANK NATIONAL ASSOCIATION
and
CITIZENS BANK N.A.,
 as Documentation Agents

i

SCHEDULE 1.01A	-	Commitments
SCHEDULE 3.06(a)	-	Litigation
SCHEDULE 3.06(b)	-	Environmental Matters
SCHEDULE 5.02(d)	-	Environmental Matters
SCHEDULE 6.01	-	Indebtedness
SCHEDULE 6.02	-	Liens
SCHEDULE 6.04	-	Dispositions
SCHEDULE 6.09	-	Restrictive Agreements
SCHEDULE 10.02	-	Approved Amendments

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	[Reserved]
EXHIBIT C	-	Form of Opinion of Counsel to the Company
EXHIBIT D	-	[Reserved]
EXHIBIT E	-	[Reserved]
EXHIBIT F	-	[Reserved]
EXHIBIT G	-	[Reserved]
EXHIBIT H-1	-	Form of U.S. Tax Compliance Certificate
EXHIBIT H-2	-	Form of U.S. Tax Compliance Certificate
EXHIBIT H-3	-	Form of U.S. Tax Compliance Certificate
EXHIBIT H-4	-	Form of U.S. Tax Compliance Certificate
EXHIBIT I	-	Form of Solvency Certificate

This TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of August 7, 2018, among BRUNSWICK CORPORATION, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, pursuant to that certain agreement and plan of merger, dated as of June 28, 2018 (the “Acquisition Agreement”), by and among Brunswick Corporation (the “Company”), Whitecap Company Merger Sub, LLC, Power Products Holdings, LLC (the “Target”), Power Products Industries, LLC, the representative identified therein and the other parties thereto, the Company will acquire all of the outstanding share capital of the Target (together with the other transactions contemplated in the Acquisition Agreement, the “Acquisition”);

WHEREAS, in connection with the foregoing, the Company has requested that the Lenders extend credit in the form of Term Loans to the Company on the Closing Date, in an aggregate principal amount of $800,000,000; and

WHEREAS, on the Closing Date, the proceeds of the Term Loans will be used by the Company, together with cash on hand, to effect the Transactions;

NOW, THEREFORE, in consideration of the above premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“1987 Existing Notes Indenture” means, the Indenture, dated as of March 15, 1987, between the Company and Bank of America, N.A. as successor in interest to Continental Illinois National Bank and Trust Company of Chicago, as trustee.

“2013 Existing Notes Indenture” means the Indenture, dated as of May 13, 2013, between the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

“3-Year Tranche Commitment” means, as to each 3-Year Tranche Lender, its commitment to make 3-Year Tranche Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 3-Year Tranche Lender’s name on Schedule 1.01A, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each 3-Year Tranche Lender’s 3-Year Tranche Commitment is set forth on Schedule 1.01A, or in the Assignment and Assumption pursuant to which such 3-Year Tranche Lender shall have assumed its 3-Year Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 3-Year Tranche Commitments is $150,000,000.

“3-Year Tranche Lender” means, as of any date of determination, a Lender having a 3-Year Tranche Commitment or holding a 3-Year Tranche Loan.

“3-Year Tranche Loans” means Term Loans made by the 3-Year Tranche Lenders under the 3-Year Tranche Commitments pursuant to this Agreement.

“364-Day Tranche Commitment” means, as to each 364-Day Tranche Lender, its commitment to make 364-Day Tranche Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 364-Day Tranche Lender’s name on Schedule 1.01A, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each 364-Day Tranche Lender’s 364-Day Tranche Commitment is set forth on Schedule 1.01A, or in the Assignment and Assumption pursuant to which such 364-Day Tranche Lender shall have assumed its 364-Day Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 364-Day Tranche Commitments is $300,000,000.

“364-Day Tranche Lender” means, as of any date of determination, a Lender having a 364-Day Tranche Commitment or holding a 364-Day Tranche Loan.

“364-Day Tranche Loans” means Term Loans made by the 364-Day Tranche Lenders under the 364-Day Tranche Commitments pursuant to this Agreement.

 “5-Year Tranche Commitment” means, as to each 5-Year Tranche Lender, its commitment to make 5-Year Tranche Loans to the Company pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such 5-Year Tranche Lender’s name on Schedule 1.01A, as such commitment may be reduced or adjusted in accordance with this Agreement. The initial amount of each 5-Year Tranche Lender’s 5-Year Tranche Commitment is set forth on Schedule 1.01A, or in the Assignment and Assumption pursuant to which such 5-Year Tranche Lender shall have assumed its 5-Year Tranche Commitment, as applicable. As of the date hereof, the aggregate amount of 5-Year Tranche Commitments is $350,000,000.

“5-Year Tranche Lender” means, as of any date of determination, a Lender having a 5-Year Tranche Commitment or holding a 5-Year Tranche Loan.

“5-Year Tranche Loans” means Term Loans made by the 5-Year Tranche Lenders under the 5-Year Tranche Commitments pursuant to this Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Companies Material Adverse Effect” has the meaning assigned to the term “Company Material Adverse Effect” in the Acquisition Agreement as of the date hereof.

“Acquisition” has the meaning set forth in the recitals hereto.

“Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Acquisition Agreement Representations” means the representations made by or on behalf of the Target and its Subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or a Subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Adjusted Eurocurrency Rate” means, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Rate
1.00 - Eurocurrency Reserve Requirements
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Company, the relevant Loan Party (if other than the Company) and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

 “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, notwithstanding the foregoing, the BAC Joint Venture shall for be deemed an Affiliate of the Company and its Subsidiaries at any time when the Company or a Subsidiary owns any Equity Interest therein.

“Agents” means, individually and collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate for such day plus 0.50% and (c) the Adjusted Eurocurrency Rate for a one month Interest Period on such day, without any adjustment for rounding, (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 or LIBOR02 Page (or any successor or substitute page of such page), at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the New York Fed Bank Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or the Adjusted Eurocurrency Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment; provided that each express reference to “Applicable Percentage” in Section 2.22 when a Defaulting Lender shall exist shall mean the percentage of the Total Commitment (disregarding each such Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pricing Grid” means the table set forth below:

Applicable Ratings (S&P and Moody’s)	Applicable Rate
	364-Day Tranche Loans and 3-Year Tranche Loans		5-Year Tranche Loans
	ABR Loans	Eurocurrency Loans	ABR Loans	Eurocurrency Loans
Rating Level 1: BBB+/Baa1 or above	0.125%	1.125%	0.375%	1.375%
Rating Level 2: BBB/Baa2	0.25%	1.25%	0.50%	1.50%
Rating Level 3: BBB-/Baa3	0.50%	1.50%	0.75%	1.75%
Rating Level 4: BB+/Ba1	0.75%	1.75%	1.00%	2.00%
Rating Level 5: lower than BB+/Ba1	1.25%	2.25%	1.50%	2.50%

For purposes of the Applicable Pricing Grid, (i) “Ratings” means the highest of the ratings in effect from each of S&P and Moody’s for senior, unsecured, non-credit-enhanced (other than by guarantees of Subsidiaries that at the time guarantee the Obligations hereunder (if any)) long-term Indebtedness for borrowed money (including under this Agreement, whether or not Loans are outstanding at such time) of the Company or, if no ratings for such senior, unsecured, non-credit enhanced, long-term Indebtedness of the Company shall be available, the Company’s corporate, issuer or similar ratings by S&P and Moody’s; (ii) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; (iii) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two Ratings; (iv) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable Rate shall be based on the Rating by the other rating agency; and (v) if neither Moody’s nor S&P shall have in effect a Rating, the Applicable Rate shall be based on Level V. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate credit, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change.

In addition, at all times while an Event of Default shall have occurred and be continuing then, if the Administrative Agent or the Required Lenders shall so determine, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.  Notwithstanding anything herein to the contrary, to the extent that it is determined during the term of this Agreement that the Applicable Rate was incorrectly determined to be a lower rate because of information or statements provided by the Company, then the Company shall pay on demand to the Administrative Agent any amounts that the Company would have owed if such Applicable Rate had been initially determined correctly.

“Applicable Rate” means for each Type and Class of Loan, the rate per annum determined pursuant to the Applicable Pricing Grid.

 “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners with respect to the financing hereunder.

“Asset Sale” means a Disposition by the Company or any of its Subsidiaries (excluding the Target and its Subsidiaries prior to the Closing Date), including any loss of or damage to, or any condemnation or other taking of, any such property, except Excluded Asset Sales.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Collateral” means (a) Foreign Receivables, assets of Foreign Holdcos and assets of the Company or any of its Subsidiaries that are located outside the United States or Canada at foreign branches of the Company or such Subsidiary and (b) Foreign Equity Interests.

“Available Sale and Leaseback Collateral” means assets of Foreign Holdcos and assets of the Company or any of its Subsidiaries that are located outside the United States or Canada at foreign branches of the Company or such Subsidiary.

“BAC Joint Venture” means Brunswick Acceptance Company, LLC, a joint venture company (a majority of the Equity Interests of which is owned on the Effective Date by Commercial Distribution Finance or one of its Subsidiaries and the remainder thereof by the Company and/or any Subsidiary of the Company) or any successor Person or contractual arrangement pursuant to which Commercial Distribution Finance or one of its Subsidiaries (or any other direct or indirect successor to which the Equity Interests currently owned by Commercial Distribution Finance may be transferred) provides floorplan financing for the domestic boat and engine dealers of the Company or any of its Subsidiaries.  For the avoidance of doubt, it is understood and agreed that the BAC LLC Agreement may be amended or replaced with the result that the joint venture between the Company and Commercial Distribution Finance or one of its Subsidiaries or other successors in interest will continue under contractual arrangements (notwithstanding that the Company may not have any Equity Interest in such joint venture) and that in such event such contract or contracts shall constitute the “BAC LLC Agreement” and the arrangements provided for therein shall constitute the “BAC Joint Venture”.  The BAC Joint Venture existing on the Effective Date may in addition be replaced in whole or in part by one or more other joint ventures between the Company or one of its Subsidiaries and a financing party other than Commercial Distribution Finance or one of its Subsidiaries or successors in interest so long as the differences between the terms of such joint venture and those of the BAC LLC Agreement are not materially adverse to the Lenders.  In such event, then “BAC Joint Venture” shall mean such replacement joint venture (or shall mean joint ventures collectively if there is more than one) from and after its inception and the terms “BAC Joint Venture Obligations” and “BAC LLC Agreement” shall have correlative meanings in respect of the organizational documents and contractual obligations of any such replacement joint venture.

“BAC Joint Venture Obligations” means any and all agreements, undertakings, arrangements and other Contractual Obligations of the Company and its Subsidiaries to make loans or advances, or guarantee the obligations of, or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, or otherwise support the operations of, the BAC Joint Venture.

“BAC LLC Agreement” means that certain Limited Liability Company Agreement, dated as of October 24, 2002, between Brunswick Financial Services Corporation and CDF Ventures, LLC, as amended through the date hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq, as amended, or any similar federal or state law for the relief of debtors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

 “Borrowing” means all Term Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company for a Borrowing of Term Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the relevant currency in the London interbank eurocurrency market.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, by that Person as lessee that, subject to Section 1.04, in conformity with GAAP, is, or is required to be, classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 24 months from the date of acquisition thereof;

(b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term rating of A-1 or higher by S&P and P-1 or higher by Moody’s, and other investments in Indebtedness maturing within 24 months of the date of acquisition thereof that is rated, or the issuer of which has a long term rating of, A- or higher by S&P and A3 or higher by Moody’s;

(c)     investments in certificates of deposit, banker’s acceptances, time deposits and eurodollar time deposits maturing within 13 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank which has consolidated assets as determined in accordance with GAAP of not less than $10,000,000,000;

(d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)     money market funds that (i) are rated AA- or higher by S&P and Aa3 or higher by Moody’s and (ii) have portfolio assets of at least $1,000,000,000; and

(f)     in the case of any Foreign Subsidiary, other short-term investments that are liquid and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed or approved for election as directors by directors so nominated; or (c) a Specified Change of Control.

“Change in Law” means (a) the adoption of any law, rule,  regulation, treaty, protocol, practice or concession after the date of this Agreement, (b) any change in any law, rule, regulation, practice or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are 364-Day Tranche Loans, 3-Year Tranche Loans or 5-Year Tranche Loans and (b) any Commitment, refers to whether such Commitment is a 364-Day Tranche Commitment, 3-Year Tranche Commitment or 5-Year Tranche Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied (or waived in accordance with Section 10.02) and the Term Loans are funded.

“Closing Date Refinancing” means the repayment, repurchase, redemption, defeasance or other discharge of (i) the First Lien Credit Agreement, dated December 20, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among the Target, the financial institutions from time to time party thereto, the other parties thereto and Royal Bank of Canada, as administrative agent; and (ii) the Second Lien Credit Agreement, dated December 20, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Target, the financial institutions from time to time party thereto, the other parties thereto, and Wilmington Trust, National Association, as administrative agent, and, in each case, the termination and/or release of any security interests and guarantees in connection therewith.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s 364-Day Tranche Commitment, 3-Year Tranche Commitment or 5-Year Tranche Commitment, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.09(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 1.01A. The aggregate amount of the Commitments is $800,000,000 as of the Effective Date.

“Commitment Fees” has the meaning set forth in Section 2.12(a).

“Commitment Letter Date” means June 28, 2018.

“Commitment Termination Date” means the earliest of (i) November 30, 2018, (ii) the closing of the Acquisition without the making of the Term Loans and (iii) the written notice by the Company to the Administrative Agent that the Company has abandoned the Acquisition or the date of termination of the Company’s (or its applicable Subsidiary’s) obligations under the Acquisition Agreement to consummate the Acquisition in accordance with its terms.

“Company” has the meaning set forth in the recitals hereto.

“Company Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company to any Credit Party or any indemnified party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents  or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Credit Parties).

“Consolidated EBITDA” means, for any Test Period, the sum, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) all non-cash charges, (v) any extraordinary losses or charges and (vi) cash restructuring charges incurred during any fiscal year in an aggregate amount not to exceed $10,000,000, and minus (c) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) interest income derived from the investment of cash and Cash Equivalents, (ii) any extraordinary income or gains, (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any non-cash gains for such period minus (d) any cash payments made during such period in respect of items added back in a prior period in determining Consolidated EBITDA pursuant to clause (b)(v) above subsequent to the fiscal quarter in which the relevant non-cash charges were reflected as a charge in the statement of Consolidated Net Income. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio or the Interest Coverage Ratio, (i) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period (as determined by the Company in its reasonable good faith business judgment) or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (I) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (II) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000, provided that a Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries of less than $10,000,000 shall constitute a Material Disposition in the event that such Disposition or series of Dispositions is of property of a business that has been treated as a discontinued operation for accounting purposes; provided, further, that a discontinued operation (other than a discontinued operation that has been sold) that constitutes a Material Disposition will not be given the pro forma effect described above for purposes of calculating Consolidated EBITDA pursuant to any determination of the Interest Coverage Ratio.

“Consolidated Interest Expense” means, for any Test Period, for the Company and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), total interest expense (including the interest component of any payments in respect of Capital Lease Obligations) in respect of all outstanding Indebtedness accrued or capitalized during such period, in each case, to the extent paid in cash during such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements entered into to hedge interest rates to the extent such net costs are allocable to such period in accordance with GAAP, but excluding (i) the upfront fees and any other amounts paid in connection with refinancing Indebtedness to the extent such amounts constitute interest expense in accordance with GAAP, (ii) any gain or loss realized with respect to the termination or settlement of any Swap Agreement that hedged interest rates on the potential issuance of Indebtedness, and (iii) fees and expenses associated with the Commitments and Loans under this Agreement).

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any organizational or governing documents, any law, treaty, rule or regulation or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Subsidiary.

“Consolidated Total Indebtedness” means, as of any date, without duplication, the aggregate principal amount of (a) all Indebtedness for Borrowed Money of the Company and its Subsidiaries at such date (determined on a consolidated basis without duplication in accordance with GAAP minus (b) unrestricted domestic cash and Cash Equivalents of the Company and its Subsidiaries in excess of $50,000,000; provided that the aggregate amount deducted pursuant to this clause (b) shall not exceed $150,000,000.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Solely for purposes of the definition of “Affiliate”, as used in Section 6.05, “Control” shall also mean the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term Loans at such time.

“Credit Party” means any of the Agents and the Lenders, as well as any other holder of an Obligation.

“Customer Finance Program Obligations” means inventory repurchase and customer finance program recourse obligations, including any obligation of the Company or any Subsidiary to repurchase products of the Company and its Subsidiaries or to purchase or repurchase receivables created in connection with the sale of products or related services of the Company and its Subsidiaries under any customer finance program, in each case incurred in the ordinary course of business and as described in the Company’s annual audited financial statements.

“Debt Issuance” means the borrowing, issuance or other incurrence of Indebtedness for Borrowed Money (including hybrid securities and debt securities convertible into equity), in each case, by the Company or any of its Subsidiaries, except Excluded Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after a request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans; provided that any such Lender shall cease to be a Defaulting Lender after the provision of the confirmation referenced above, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action, provided that for purposes of this clause (e), a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or of the exercise of control over such Lender or any Person controlling such Lender, by any Governmental Authority or instrumentality thereof.

“Departing Lender” has the meaning set forth in Section 2.19(b).

“Disposition” means any sale, lease, license, transfer, assignment or other disposition of all or any portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries (including any Equity Interests owned by the Company or any of its Subsidiaries).

“Documentation Agents” means, individually and collectively, SunTrust Bank, U.S. Bank National Association and Citizens Bank N.A., in their capacity as Documentation Agents.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not (a) a “controlled foreign corporation” for purposes of the Code or a Subsidiary of any such controlled foreign corporation or (b) a Foreign Holdco.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 4.01.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal, or arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the indoor or outdoor environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of any Equity Interest (including equity-linked securities) of the Company or any of its Subsidiaries to any Person except (a) pursuant to any employee stock plans and other compensation plans and grants to employees made in the ordinary course of business, (b) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by Persons other than the Company or its Subsidiaries under applicable law, (c) by any Subsidiary to the Company or any of its other Subsidiaries and (d) any issuances or Dispositions of Equity Interests to effect the Spin-Off.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period referred to in Section 4043(c) of ERISA is waived); (b) the existence with respect to any Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code; (c) any failure by any Plan to satisfy the “minimum funding standard” applicable to such Plan (as such term is defined in Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date an installment required under Section 430(j) of the Code with respect to any Plan or the failure of the Company or ERISA Affiliate to make by its due date any contribution required under Sections 302. 303, 304 or 305 of ERISA or Sections 430, 431, 432 or 436 of the Code to any Multiemployer Plan; (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan (other than PBGC premiums due but not delinquent under Section 4007 of ERISA) including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (under Section 4062 or 4063 of ERISA) or Multiemployer Plan (under Section 4203 or 4205 of ERISA); and (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any

ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means with respect to any Eurocurrency Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “LIBO Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).   ICE BENCHMARK ADMINISTRATION LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF ICE LIBOR AND/OR THE FIGURE AT WHICH ICE LIBOR STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE.  ICE BENCHMARK ADMINISTRATION LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF ANY USE OF ICE LIBOR.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other United States Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Asset Sale” means (a) any Disposition to the Company or any of its Subsidiaries, (b) any Disposition in the ordinary course of business, (c) the Spin-Off and (d) any other Disposition the Net Cash Proceeds of which do not exceed $75,000,000 in any single transaction or in the aggregate for all such Dispositions.

“Excluded Debt” means (i) intercompany Indebtedness among the Company and/or its Subsidiaries, (ii) ordinary course foreign credit lines (including any renewal, extension or replacement thereof), (iii) credit extensions under the Existing Revolving Credit Agreement (including pursuant to extensions and modifications thereto or any refinancings or replacements thereof with other revolving loan facilities) in an aggregate principal amount not exceeding $500,000,000 at any time outstanding, (iv) commercial paper issuances, (v) purchase money Indebtedness, capital or synthetic lease obligations and similar obligations, in each case, incurred in the ordinary course of business, (vi) leasing activities in the ordinary course of business, (vii) borrowing, issuances and other incurrences of Indebtedness for Borrowed Money by SpinCo in connection with the Spin-Off, (viii) other Indebtedness for Borrowed Money (other than any Permanent Financing in an aggregate principal amount up to $75,000,000, (ix) Indebtedness arising in connection with any Permitted Floorplan Vehicle Transaction, (x) Indebtedness arising in connection with any Floorplan Receivables Permitted Indebtedness and (xi) Indebtedness incurred to fund pension and similar obligations.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document:

(a)     income or franchise Taxes imposed on (or measured by) such recipient’s net income by the United States of America (or any political subdivision or state thereof) (each a “U.S. Taxing Authority”), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or which are Other Connection Taxes;

(b)     any branch profit Taxes imposed by any U.S. Taxing Authority or any other jurisdiction described in clause (a) above;

(c)     in the case of any Lender, any U.S. federal withholding Tax that is imposed on payments to such Lender to the extent such Tax (i) is in effect and would apply as of the date such Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)) becomes a party to this Agreement or (ii) relates to such payments that would be made to any new applicable lending office designated by such Lender and is in effect and would apply as of the time of such designation, except in the case of (i) and (ii), (x) to the extent that such Non-U.S. Lender’s assignor (if any) was entitled, at the time of assignment (or designation of lending office) to receive additional amounts from the Loan Parties pursuant to Section 2.17, (y) to the extent that such withholding Tax shall have resulted from the making of any payment by any Loan Party to a location other than the office designated by the Administrative Agent or the relevant Lender for the receipt of payments of the applicable type from such Loan Party;

(d)     any United States federal withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(f); and

(e)     any United States federal withholding Tax imposed pursuant to FATCA.

“Existing Notes” means the Company’s outstanding notes and debentures issued under the Existing Notes Indentures.

“Existing Notes Indentures” means, collectively, (i) the 1987 Existing Notes Indenture and (ii) the 2013 Existing Notes Indenture.

“Existing 2021 Notes” means the Company’s 4.625% Senior Notes due 2021.

“Existing Revolving Credit Agreement” means that certain credit agreement, dated as of March 21, 2011 (as amended and restated as of June 26, 2014, as further amended and restated as of June 30, 2016, as amended as of July 13, 2018, and as further amended, amended and restated or modified from time to time), among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into pursuant thereto (together with any legislation, regulations and other official guidance pursuant to, or in respect of, such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Floorplan Borrowing Base” means, as of any date of determination, an amount equal to 90% of the net book value of Floorplan Borrowing Base Assets as of such date.

“Floorplan Borrowing Base Assets” means secured floorplan loans and similar financing arrangements made by the Company or any Subsidiary to boat and engine dealers.

“Floorplan Receivables Permitted Indebtedness” means Indebtedness incurred to finance the extension by the Company and its Subsidiaries of financing to boat and engine dealers in an aggregate principal amount not to exceed the Floorplan Borrowing Base; provided that not later than the third Business Day prior to the initial incurrence of Indebtedness under any debt facility that will be Floorplan Receivables Permitted Indebtedness, the Company shall have provided the Administrative Agent with written notice of its intention to incur Indebtedness under such facility and with a statement showing a computation of the Floorplan Borrowing Base anticipated to be in effect in connection with such Indebtedness as of the date of such initial incurrence.

“Floorplan Receivables Permitted Liens” means Liens to secure Floorplan Receivables Permitted Indebtedness on notes, loans, promissory notes and other evidences of Indebtedness and related Guarantees and collateral arrangements, and the proceeds thereof, arising from floorplan financing and similar arrangements to boat and engine dealers to promote the sale of inventory.

“Fond du Lac Existing Indebtedness” means the Financing Agreement entered into on the 23rd day of December, 2009, by and among the City of Fond du Lac, Wisconsin and Fond du Lac County, Wisconsin and the Fond du Lac County Economic Development Corporation and the Company.

“Fond du Lac Facility” means the manufacturing plants and facilities, distribution and warehouse facilities and executive offices of the Mercury Marine division located in or adjacent to Fond du Lac, Wisconsin, including all fixtures thereon and equipment and manufacturing-related tangible assets located therein from time to time, but excluding inventory, raw materials and all production components thereof.

“Fond du Lac Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Fond du Lac Facility.

“Foreign Equity Interest” means any Equity Interest in any Person that is not organized under the laws of any jurisdiction within the United States of America.

“Foreign Holdco” means each of Brunswick International Ltd., Marine Power International Limited, Marine Power New Zealand Limited, Life Fitness International Sales Inc., Marine Power International Pty. Ltd., Brunswick Marine in EMEA, Inc. and each other Subsidiary substantially all of the assets of which are Foreign Equity Interests and/or foreign branches.

“Foreign Receivables” means (a) each account receivable owned by any Foreign Subsidiary or any Foreign Holdco and (b) each account receivable owned by the Company or any Subsidiary that is owed by a Person that is not organized under any applicable law of the United States, any state of the United States or the District of Columbia, Canada, or any province of Canada.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Disposition” has the meaning set forth in Section 2.11(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Marine Business” means the business, activities and operations of designing, manufacturing, distributing and supplying the marine, specialty vehicle (including recreation vehicle), transportation aftermarket, mobile and industrial power markets with products, systems and services, including under the Marinco, Ancor, Nicro, Guest, ProMariner, On Board Solutions, Bates, Group 5, ACI Camtech, BEP, CZone, Blue Sea Systems, Lenco, ParkPower, Progressive Industries, Mastervolt and Del City brand names.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state, provisional, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term

Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) Customer Finance Program Obligations or (iii) the BAC Joint Venture Obligations.

“Guarantor” means any Domestic Subsidiary (other than any Immaterial Subsidiary) that is wholly owned, directly or indirectly, by the Company that guarantees the Existing Revolving Credit Agreement or any other Material Indebtedness and that is required to guarantee the Company Obligations pursuant to Section 5.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates or fractions, asbestos or asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, molds, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means, at any date, any Domestic Subsidiary of the Company that, together with its consolidated Subsidiaries, provides less than 5% of the consolidated revenues of, or holds less than 5% of the consolidated assets of, the Company and its Domestic Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that, the aggregate revenues or assets of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 10% of consolidated revenues or consolidated assets, respectively, of the Company and its consolidated Domestic Subsidiaries, collectively, at any time (and the Company will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitation).  Each computation of consolidated assets and revenues made in determining whether a Subsidiary is an Immaterial Subsidiary shall exclude all assets consisting of Foreign Equity Interests.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Indebtedness” means, without duplication, with respect to any Person (including the Company and its Subsidiaries), (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments or with respect to deposits or advances of any kind, (b) all obligations of such Person in respect of the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business which, to the knowledge of a Financial Officer, are not more than 45 days past due or are being disputed in good faith) and other accrued expenses and deferred compensation incurred in the ordinary course of business, (c) all Capital Lease Obligations of such Person, (d) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (and in each case valued at the lesser of the amount of such Indebtedness and the fair market value of the assets subject to such Lien), (g) all Guarantees by such Person of Indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty that support or secure Indebtedness, surety bonds or similar arrangements, (i) for purposes of Section 7(f) only, all obligations of such Person in respect of Swap Agreements and (j) any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such

Indebtedness provide that such Person is not liable therefor.  The term Indebtedness shall not include Customer Finance Program Obligations.

“Indebtedness for Borrowed Money” means, on any date, the amount of debt of the Company and its Subsidiaries set forth on, or that would be required to be set forth on, the consolidated balance sheet of the Company as of such date in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Information” has the meaning set forth in Section 10.12.

“Insolvency Laws” means the Bankruptcy Code and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Intellectual Property” has the meaning set forth in Section 3.05(b).

“Interest Coverage Ratio” means, the ratio, determined as of the end of any Test Period, of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing of Term Loans in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Loan, the applicable Maturity Date.

“Interest Period” means for any Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six (or, with the consent of each Lender, twelve) months thereafter, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing consisting of Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Interpolated Rate” means at any time and with respect to any currency, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate (for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate (for the shortest period for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for the relevant currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment”, by the Company or any Subsidiary, means to purchase, hold or acquire (including pursuant to any merger) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances or extensions of credit to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise).

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Lenders” means (a) on the Effective Date, the Persons listed on Schedule 1.01A hereto and (b) thereafter, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for such period.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any guarantee executed and delivered pursuant to Section 5.10 and any promissory notes issued pursuant to this Agreement.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means a guarantee of the Company Obligations provided pursuant to Section 5.10.

“Loan Parties” means, individually and collectively, the Company and any Guarantor and their respective successors and assigns.

“Loans” means the Term Loans pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition, financial or otherwise, or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party, or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earlier of (a) (i) in the case of 364-Day Tranche Loans, the date that is 364 days after the Closing Date, (ii) in the case of 3-Year Tranche Loans, the date that is three years after the Closing Date and (iii) in the case of 5-Year Tranche Loans, the date that is five years after the Closing Date and (b) the date on which the maturity of the Loans is accelerated in accordance with the terms hereof; provided, however, that, in each case set forth in clause (a) of this definition, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which the Company or any ERISA Affiliates (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Net Cash Proceeds” means:

(a)     with respect to any Asset Sale, the aggregate amount of all cash (which term, for the purpose of this paragraph (a), shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received by the Company or any Subsidiary in respect of such Asset Sale, including property insurance or condemnation proceeds paid on account of any loss of or damage to, or any condemnation or other taking of, any property, net of (i) all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other applicable fees and survey costs, title insurance premiums, and related search and recording charges, commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (ii) all Taxes paid or reasonably estimated to be payable as a result thereof, (iii) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid as a result of such Asset Sale, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Company or any of its Subsidiaries) owning a beneficial interest in the assets disposed of in such Asset Sale, and (v) the amount of any reserves established by the Company or any of its Subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); provided that the Net Cash Proceeds of any Asset Sale shall not include proceeds of such Asset Sale received to the extent reinvested (or committed to be reinvested) in other assets used or useful in the business of the Company or any of its Subsidiaries (including any Investments and Acquisitions) within six months of receipt of such proceeds by the Company or any of its Subsidiaries (or if the Company or any of its Subsidiaries have committed to reinvest such proceeds within such six month period, to the extent not reinvested within three months following such six month period); and

(b)     with respect to any Equity Issuance or Debt Issuance, the aggregate amount of all cash proceeds received by the Company or any Subsidiary in respect of such Equity Issuance or Debt Issuance, net of all reasonable attorneys’ fees, accountants’ fees, investment banking fees, brokerage, consultant and other customary fees and other reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof.

“New York Fed” means the Federal Reserve Bank of New York.

“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Non-Consenting Lender” has the meaning set forth in Section 10.02(d).

“Non-Material Subsidiary” means, at any date, any Subsidiary of the Company that, together with its consolidated Subsidiaries, provides less than 5% of the consolidated revenues of, or holds less than 5% of the consolidated assets of, the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP; provided that, the aggregate revenues or assets of all Non-Material Subsidiaries, determined in accordance with GAAP, may not exceed 10% of consolidated revenues or consolidated assets, respectively, of the Company and its consolidated Subsidiaries, collectively, at any time (and the Company will designate in writing to the Administrative Agent from time to time the Subsidiaries which will cease to be treated as “Non-Material Subsidiaries” in order to comply with the foregoing limitation).

“Non-U.S. Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Obligations” means the Company Obligations.

“Off-Balance Sheet Liability” of a Person means any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary Taxes or any other excise, property, intangible, recording, filing or similar Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance or enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, but excluding Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Participant” has the meaning set forth in Section 10.04(c).

“Participant Register” has the meaning set forth in Section 10.04(c).

“Patriot Act” has the meaning set forth in Section 10.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permanent Financing” means the issuance by the Company or any of its Subsidiaries of unsecured debt (or other) securities to fund the Acquisition and related fees and expenses.

“Permitted Encumbrances” means:

(a)     Liens imposed by law for Taxes, assessments or governmental charges or levies on property that are not yet due and payable or are being contested in compliance with Section 5.04;

(b)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, servicemen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)     pledges and deposits (including letters of credit (and deposits securing letters of credit), surety bonds and other escrowed or trust holdings) made in the ordinary course of business in compliance with workers’ compensation laws, unemployment, general liability and other insurance, old age pensions and other social security or retirement benefits, or similar laws or regulations;

(d)     Liens incurred over cash deposits and other investments to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)     judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f)     easements, zoning or other land use restrictions (including restrictive covenants or deed restrictions in connection with environmental cleanup obligations), rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g)     bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights, in each case, in favor of the relevant depository institutions in connection with any cash management services provided to the Company or any of its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Permitted Floorplan Vehicle Transaction” means any of one or more financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the obligations of which are non-recourse (except for Permitted Floorplan Vehicle Transaction Undertakings) to the Company or any Subsidiary (other than any Permitted Floorplan Vehicle Transaction Subsidiary), pursuant to which the Company or any Subsidiary sells Floorplan Borrowing Base Assets and related assets or interests therein to either (a) a Person that is not a Subsidiary or (b) a Permitted Floorplan Vehicle Transaction Subsidiary that in turn sells its assets to a Person that is not a Subsidiary.

“Permitted Floorplan Vehicle Transaction Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Permitted Floorplan Vehicle Transactions.

“Permitted Floorplan Vehicle Transaction Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that it has determined in good faith to be customary in financings similar to a Permitted Floorplan Vehicle Transaction, including, without limitation, those relating to the servicing of the assets of a Permitted Floorplan Vehicle Transaction Subsidiary.

“Permitted Foreign Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the property or assets of Foreign Subsidiaries and Foreign Holdcos outside the United States of America.

“Permitted Foreign Securitization” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the obligations of which are non-recourse (except for Permitted Foreign Securitization Standard Undertakings) to the Company or any Subsidiary (other than any Permitted

Foreign Securitization Subsidiary), pursuant to which the Company or any Subsidiary sells accounts, payment intangibles and related assets or interests therein in each case in respect of Foreign Receivables to either (a) a Person that is not a Subsidiary or (b) a Permitted Foreign Securitization Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Subsidiary.

“Permitted Foreign Securitization Repurchase Obligation” means any obligation of the Company or any Subsidiary that is a seller of assets in a Permitted Foreign Securitization to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Permitted Foreign Securitization Standard Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary that it has determined in good faith to be customary in financings similar to a Permitted Foreign Securitization, including, without limitation, those relating to the servicing of the assets of a Permitted Foreign Securitization Subsidiary, it being understood that any Permitted Foreign Securitization Repurchase Obligation shall be deemed to be a Permitted Foreign Securitization Standard Undertaking.

“Permitted Foreign Securitization Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Permitted Foreign Securitizations.

“Permitted Other Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Available Sale and Leaseback Collateral.

“Permitted Refinancing Sale and Leaseback Transactions” means sale and leaseback transactions with respect to the Available Sale and Leaseback Collateral, provided that all the proceeds of such transactions are applied immediately to redeem (or make subject to cash collateral or escrow arrangements satisfactory to the Administrative Agent pending the redemption of) the Existing 2021 Notes and pay any premiums and any fees and expenses incurred in connection with such redemption.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, except for any Multiemployer Plan.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period.

“Projections” has the meaning set forth in Section 5.01(e).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Quotation Day” means with respect to any Loan or Borrowing determined by reference to the Adjusted Eurocurrency Rate for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Rating” has the meaning set forth in the definition of Applicable Pricing Grid.

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates. “Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the Total Commitment at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, “Required Lenders” means, Lenders having Credit Exposures representing more than 50% of the Total Credit Exposure at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” means S&P Global Ratings, a segment of S&P Global Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions.  As of the Effective Date, the Sanctioned Countries are Crimea, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of

State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission, together with any successor agency responsible for the administration and enforcement of the Securities Act of 1933, as amended from time to time, and the Exchange Act.

“Solvency Certificate” means a solvency certificate substantially in the form attached hereto as Exhibit I.

“Specified Change of Control” means a “Change of Control” (or other defined term having a similar purpose) as defined in the Existing Notes or in any document governing any refinancing thereof.

“Specified Representations” means the representations and warranties in Sections 3.01(a) (solely with respect to the Company), 3.02, 3.03 (solely with respect to the contravention of the Loan Documents with the organizational documents of the Company or material law), 3.07, 3.11, 3.12 (limited to compliance with the Patriot Act) and 3.20 (limited to the use of proceeds of the Term Loans); provided, however, that, for purposes of this definition, the term “Transactions”, as used in any such Section, shall be deemed not to include the consummation of the Acquisition and the payment of fees and expenses in connection therewith (but for avoidance of doubt shall include the use of proceeds of the Term Loans).

“Specified Time” means 11:00 a.m. New York City time.

“SpinCo” has the meaning assigned to such term in the definition of “Spin-Off”.

“Spin-Off” means the Company’s contemplated spin-off of its fitness equipment business related to commercial fitness equipment and billiards game tables and furnishings (including, for the avoidance of doubt, any subsequent Disposition of any Equity Interests of such business that are retained by the Company or any of its Subsidiaries in connection with such spin off), and the creation of an independent, standalone, publicly traded company in connection therewith (“SpinCo”), as may be approved by the board of directors of the Company and detailed in a Form 10 registration statement filed with the SEC.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Syndication Agents” means, individually and collectively, Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A., in their capacity as Syndication Agents.

“Target” has the meaning set forth in the recitals hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions or withholdings, assessments, fees or other charges imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means, collectively, 364-Day Tranche Loans, 3-Year Tranche Loans and 5-Year Tranche Loans.

“Test Period” means the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been (or were required to be) delivered pursuant to Section 5.01(a) or 5.01(b), as applicable.

“Total Assets” means, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and the Subsidiaries.

“Total Commitment” means, at any time, the aggregate amount of the Commitments as in effect at such time.

“Total Credit Exposure” means, at any time, the aggregate amount of the Credit Exposure of all Lenders at such time.

“Tranche Majority Lenders” means, at any time, Lenders of one Class having Commitments representing more than 50% of the aggregate amount of the Commitments of such Class at such time; provided that for all purposes after the Commitments expire or terminate, “Tranche Majority Lenders” means Lenders under one Class having Loans representing more than 50% of the aggregate principal amount of Loans under such Class at such time.

“Transactions” means the consummation of the Acquisition and the payment of fees and expenses in connection therewith, the execution, delivery and performance by the Company of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, and the use of the proceeds thereof.

“TSA” means the Transition Services Agreement to be entered into by the Target and the other parties thereto on the Closing Date pursuant to the terms of the Acquisition Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(C).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”) or Class (e.g., a “364-Day Tranche Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”) and Class (e.g., a “Eurocurrency 364-Day Tranche Loan Borrowing”).

SECTION 1.03     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to the “date of this Agreement”, the “date hereof” and similar locutions shall mean August 7, 2018.

SECTION 1.04     Accounting Terms; GAAP; Fiscal Year.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof; provided, further, that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or any change in the application of GAAP on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the parties shall act in good faith to agree on such amendment (at the Company’s expense but without the payment of any consent or similar fee)  and such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Company will not change its fiscal year from a fiscal year consisting of four fiscal quarters ending on December 31, each fiscal quarter of which is comprised of three fiscal months consisting of a first fiscal month of four calendar weeks, a second fiscal month of four calendar weeks and a third fiscal month of five calendar weeks.

Notwithstanding anything to the contrary contained in the immediately preceding paragraph or the definition of “Capital Lease,” and notwithstanding any accounting change, only those leases that would have constituted “Capital Leases” under GAAP as in effect on December 31, 2015 (assuming for purposes hereof that they were in existence on such date) shall be considered Capital Leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any accounting change after December 31, 2015, in the treatment of leases that has been applied in the preparation of the Company’s financial statements, the Company shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with the treatment of leases under GAAP as in effect immediately prior to such accounting change).

SECTION 1.05     [Reserved].

SECTION 1.06     Conversion of Foreign Currencies.  For purposes of any determination under Article V, Article VI (other than Section 6.11) or Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination.  For purposes of Section 6.11, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

ARTICLE II

THE CREDITS

SECTION 2.01     The Commitments.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make Term Loans denominated in Dollars to the Company on the Closing Date; provided that (i) with respect to 364-Day Tranche Loans, the aggregate principal amount of the 364-Day Tranche Loans made by each 364-Day Tranche Lender shall not exceed such Lender’s 364-Day Tranche Commitment in effect immediately prior to making such 364-Day Tranche Loan, (ii) with respect to 3-Year Tranche Loans, the aggregate principal amount of the 3-Year Tranche Loans made by each 3-Year Tranche Lender shall not exceed such Lender’s 3-Year Tranche Commitment in effect immediately prior to making such 3-Year Tranche Loan and (iii) with respect to 5-Year Tranche Loans, the aggregate principal amount of the 5-Year Tranche Loans made by each 5-Year Tranche Lender shall not exceed such Lender’s 5-Year Tranche Commitment in effect immediately prior to making such 5-Year Tranche Loan; provided further that if for any reason (other than a default by such Lender) the full amount of any Lender’s Commitment is not fully drawn by the Company on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Term Loans on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on the Closing Date.

SECTION 2.02     Loans and Borrowings.

(a)     Obligations of Lenders.  Each Term Loan to the Company shall be made as part of a Borrowing comprised of Loans of the same Type and Class made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)     Type of Loans.  Subject to Section 2.14 each Borrowing by the Company shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith.  Each Lender at its option may make any Eurocurrency Loan by causing any U.S. or non-U.S. branch or any Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c)     Minimum Amounts; Limitation on Number of Borrowings.  Each Eurocurrency Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  Each ABR Borrowing shall be in an aggregate amount equal to $500,000 or a larger multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitment.  Borrowings of more than one Type may be outstanding at the same time; provided  that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d)     Limitations on Interest Periods.  Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the applicable Maturity Date.

SECTION 2.03     Requests for Borrowings.

(a)     Borrowing Requests.  To request a Borrowing, the Company  shall notify the Administrative Agent of such request by telephone:

(i)     in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York city time, two Business Days before the date of the proposed Borrowing; or

(ii)    in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing.

Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company.

(b)     Content of Borrowing Requests.  Each telephonic and written Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:

(i)     the aggregate amount of the requested Borrowing;

(ii)    the Class(es) of the requested Borrowing;

(iii)   the date of such Borrowing (which shall be a Business Day);

(iv)   whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)    in the case of a Eurocurrency Borrowing, the initial Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi)   the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

(c)     Notice by Administrative Agent; Determination of Lender Ratable Shares. Promptly following receipt of a Borrowing Request for a Borrowing by the Company in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)     Failure to Elect.  With respect to any Borrowing Request by the Company:

(i)     if no election as to the Type of such Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; and

(ii)    if no Interest Period is specified with respect to any requested Eurocurrency Borrowing, the Company shall be deemed to have requested an ABR Borrowing.

SECTION 2.04     [Reserved].

SECTION 2.05     [Reserved].

SECTION 2.06     [Reserved].

SECTION 2.07     Funding of Borrowings.

(a)     Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Company by promptly crediting the amounts so received, in like funds, to an account  designated by the Company in the applicable Borrowing Request.

(b)     Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the relevant Lender and the Company agree (severally and not jointly) to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company  to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the

Federal Funds Effective Rate  or (ii) in the case of the Company, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly repay any corresponding amount paid by the Company to the Administrative Agent as provided in this paragraph (including interest thereon to the extent received by the Administrative Agent); provided that such repayment to the Company shall not operate as a waiver or any abandonment of any rights or remedies of the Company with respect to such Lender.

SECTION 2.08     Interest Elections.

(a)     Elections by the Company for Borrowings.  The Loans constituting each Borrowing initially shall be of the Type and Class(es) specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Company may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided that the Class of a Loan cannot be changed. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)     Notice of Elections.  To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c)     Content of Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)   if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have requested an Interest Period of one month’s duration.

(d)     Notice by the Administrative Agent to the Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     Failure to Elect; Events of Default.  If the Company fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (B) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09     Termination and Voluntary Reduction of the Commitments.

(a)     Scheduled Termination.  Unless previously terminated, the Commitments shall terminate on the earlier of the Commitment Termination Date and the Closing Date.

(b)     Voluntary Termination or Reduction.  The Company may at any time terminate, or from time to time reduce, the Commitments of any Class, in each case, prior to the Commitment Termination Date; provided that each reduction of the Commitments shall be in an amount that is $2,500,000 or a larger multiple of $1,000,000.  All Commitment Fees accrued on the Commitments of any Class until the effective date of any termination of the Commitments of such Class shall be paid on the effective date of such termination.

(c)     Notice of Voluntary Termination or Reduction.  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by the Company may state that such notice is conditioned upon the consummation of another transaction or event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)     Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be allocated to any Class or Classes of Commitments as directed by the Company, and applied ratably among the Lenders in accordance with their respective Commitments under such Class or Classes.

SECTION 2.10     Scheduled Repayment of Loans; Evidence of Debt.

(a)     Repayment.  The Company hereby unconditionally promises to pay the outstanding Loans as follows: (a) to the Administrative Agent for the ratable account of each 364-Day Tranche Lender on the Maturity Date applicable thereto the outstanding principal amount of 364-Day Tranche Loans made to the Company then outstanding, (b) to the Administrative Agent for the ratable account of each 3-Year Tranche Lender on the Maturity Date applicable thereto the outstanding principal amount of 3-Year Tranche Loans made to the Company then outstanding, (c) to the Administrative Agent for the ratable account of each 5-Year Tranche Lender on the last Business Day of each March, June, September and December, commencing with the first such date to occur at least 90 days after the Closing Date, in an aggregate amount equal to 2.50% of the aggregate principal amount of the 5-Year Tranche Loans made on the Closing Date and (d) to the Administrative Agent for the ratable account of the 5-Year Tranche Lenders on the Maturity Date applicable thereto, the remaining outstanding principal amount of the 5-Year Tranche Loans made to the Company then outstanding.

(b)     [Reserved].

(c)     Maintenance of Records by Lenders.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender to the Company, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)     Maintenance of Records by the Administrative Agent.  The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, the Class thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the relevant Lenders and each such Lender’s share thereof.

(e)     Effect of Entries.  The entries made in the records maintained pursuant to paragraph (c) or (d)  of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Company to repay the Loans made to the Company in accordance with the terms of this Agreement.

(f)     Promissory Notes.  Any Lender may request that Loans made by it to the Company be evidenced by a promissory note.  In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.  Thereafter, the Loans to the Company evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.11     Optional Prepayment of Loans; Mandatory Prepayments and Commitment Reductions.

(a)     Optional Prepayments.  The Company shall have the right at any time and from time to time to prepay Loans of any Class in whole or in part, without premium or penalty but subject to the requirements of Section 2.16, if applicable. The Company shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment under this Section 2.11(a), (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York city time, three Business Days before the date of prepayment; or (ii) in the case of prepayment of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that a notice of prepayment delivered by the Company may state that such notice is conditioned upon the consummation of another transaction or event, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in minimum amounts of $2,500,000 or a larger multiple of $1,000,000 except as necessary to prepay all outstanding principal amount of Term Loans under the relevant Class, and shall be allocated to the Classes of Term Loans as directed by the Company, applied ratably among the Lenders under such Classes and, in the case of the 5-Year Tranche Loans, applied to reduce the remaining scheduled instalments of principal thereunder in the direct order of maturity. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be made in the manner specified in Section 2.18(a).

(b)     Mandatory Prepayments and Commitment Reductions.  (i)  With respect to the 364-Day Tranche Loans only, in the event that the Company or any of its Subsidiaries receives following the Commitment Letter Date any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale, then (A) prior to the Closing Date, the 364-Day Tranche Commitments shall be automatically and permanently reduced in an amount equal to 100% of such Net Cash Proceeds on the date of such receipt by the Company or such Subsidiary of such Net Cash Proceeds (including with respect to a Debt Issuance or Equity Issuance into escrow), or (B) on or after the Closing Date, the Company shall prepay the 364-Day Tranche Loans in an amount equal to 100% of such Net Cash Proceeds not later than five Business Days following such receipt by the Company or such Subsidiary of such Net Cash Proceeds (but not including the Net Cash Proceeds of a Debt Issuance or Equity Issuance into escrow unless and until such proceeds are released from escrow). The Company shall promptly, within three Business Days, notify the Administrative Agent upon the receipt by the Company or such Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice. All such amounts pursuant to this Section 2.11(b) shall be applied to prepay the 364-Day Tranche Loans on a pro rata basis amongst 364-Day Tranche Lenders (or, as between Lenders which are affiliated with each other, as they may otherwise determine and notify the Administrative Agent) and such amounts prepaid may not be reborrowed. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be made in the manner specified in Section 2.18(a). All Commitment Fees accrued until the effective date of any termination of the 364-Day Tranche Commitments shall be paid on the effective date of such termination.

(ii)    Notwithstanding any other provisions of this Section, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (“Foreign Subsidiary Disposition”) are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Company or any applicable Domestic Subsidiary or if the Company has determined in good faith that repatriation of any such amount to the Company or any applicable Domestic Subsidiary would have material adverse tax consequences to the Company or any of its Subsidiaries with respect to such amount, the portion of such Net Cash Proceeds so affected will not be required to be applied to reduce the 364-Day Tranche Commitments or prepay the 364-Day Tranche Loans, as applicable, at the times provided in this Section but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Company or the applicable Domestic Subsidiary, or the Company believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or the Company determines in good faith such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes payable or reasonably estimated to be payable as a result thereof) to the reduction of the 364-Day Tranche Commitments or the prepayment of the 364-Day Tranche Loans, as applicable, pursuant to this Section (provided that no such reduction or prepayment pursuant to this Section shall be required in the case of any such Net Cash Proceeds the repatriation of which the Company believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to such reductions or prepayments pursuant to this Section, (x) the Company applies an amount equal to the amount of such Net Cash Proceeds to such reduction or prepayment as if such Net Cash Proceeds had been received by the Company rather than such Foreign Subsidiary, less the amount of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary).

SECTION 2.12     Fees.

(a)     Commitment Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender commitment fees (the “Commitment Fees”) at a rate per annum equal to 15 basis points on the daily average undrawn Commitment of such Lender, accruing during the period from and including the Effective Date and ending on the earlier of (x) the Commitment Termination Date and (y) the Closing Date, payable in arrears on the last Business Day of each March, June, September and December and on such earlier date.  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees accruing with respect to its Commitment during such period pursuant to this subsection. Commitment Fees shall be calculated on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)     Administrative Agent Fees.  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(c)     Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13     Interest.

(a)     ABR Loans.  The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)     Eurocurrency Loans.  The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing for the relevant currency plus the Applicable Rate.

(c)     Default Interest.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)     Payment of Interest.  Accrued interest on each Loan shall be payable in arrears, in the currency such Loan was made, on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a ABR Loan prior to the applicable Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)     Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14     Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for any Eurocurrency Borrowing in any currency:

(i)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate or the Adjusted Eurocurrency Rate for such Borrowing for such Interest Period or (B) the making of any Eurocurrency Borrowing would be illegal or conflict with any Requirement of Law; or

(ii)     the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate or the Adjusted Eurocurrency Rate with respect to such Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election

Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a ABR Borrowing and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as a ABR Borrowing. Until such relevant notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made or continued as such, nor shall the Company have the right to convert ABR Loans to Eurocurrency Loans.

(b)     If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.14(a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this Section 2.14(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the LIBO Screen Rate for Dollars and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15     Increased Costs.

(a)     Increased Costs Generally.  If any Change in Law shall:

(i)     subject any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate); or

(iii)   impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     Capital Requirements.  If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates from Lenders.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)     Dodd-Frank Act; Basel III.  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in implementation thereof shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

SECTION 2.16     Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable hereunder  and is revoked in accordance therewith) or (d) the assignment as a result of a request by the Company pursuant to Section 2.19(b) of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, then,  the Company shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for deposits from other banks in the eurocurrency market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17     Taxes.

(a)     Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law; provided that if any Taxes are required to be withheld or deducted from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, a Lender (or with respect to a Lender treated as a partnership for U.S. federal income tax purposes its direct or indirect partners) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) such withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)     Payment of Other Taxes.  In addition, the Loan Parties shall timely pay, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Indemnification of the Administrative Agent and the Lenders.  Without duplication of the obligations of each Loan Party pursuant to Section 2.17(a) or (b), each Loan Party shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such

Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, in each case on or with respect to payments by or on account of any obligations of any Loan Party hereunder or under any other Loan Document.  A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)     Evidence of Payments.  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent for its own account, the account of the relevant Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Indemnification of the Administrative Agent and the Loan Parties.  Each Lender shall, within 30 days after demand therefor, indemnify (i) the Administrative Agent for the full amount of any Taxes attributable to such Lender and any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register, and (ii) each of the Loan Parties for the full amount of any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party, as the case may be, in connection with any Loan Document, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)     Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than U.S. federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing,

(i)     any Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the

Administrative Agent), duly completed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)   any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), whichever of the following is applicable:

(A)     duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)     duly completed copies of Internal Revenue Service Form W-8ECI or IRS Form W-8EXP (or any successor form),

(C)      in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of  Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form),

(D)     to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY (or any successor form), accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E (or any successor form), U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such beneficial owner, or

(E)     any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(iii)     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

In the event the Administrative Agent or any Lender shall become subject to Taxes because of its failure to deliver a form required under this Section, the Company (and, if applicable, the relevant Loan Party) shall take such steps as the Administrative Agent or such Lender, as the case may be, shall reasonably request to assist it to recover such Taxes; provided that, in the reasonable judgment of the Company (or such Loan Party), such steps shall not subject the Company (or such Loan Party) to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Company (or such Loan Party) in any material respect.

(g)     Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent  or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or such Lender be required to pay any amount to a Loan Party pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(h)     Survival.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.18     Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)     Payments by the Loan Parties.

(i)     Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after 12:00 noon, New York city time on any such due date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03, which shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(ii)    All amounts owing under this Agreement are payable in Dollars.

(b)     [Reserved].

(c)     Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) subject to Section 2.03(c), each Borrowing shall be made from the relevant Lenders and each termination or reduction of the amount of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the relevant Lenders to the Company according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Company shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans made to the Company held by them; (iv) each payment of interest on Loans by the Company shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders and (v) each payment of facility fees under Section 2.12 shall be made for the account of the Lenders pro rata in accordance with the amounts of facility fees then due and payable to the respective Lenders; provided that if pro rata share is being determined with respect to a Class of Commitments or Loans, then the numerator and denominator shall be determined with respect to the Commitments and/or Loans of such Class only.

(d)     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(e)     Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of a Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender the amount due.  In such event, if the Company has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)     Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(a) or  2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.15, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that, upon any such change in any lending office or assignment, such Lender shall provide or cause to be delivered to the Administrative Agent and the Company the appropriate forms specified in and to the extent by Section 2.17.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders.  If any Lender requests compensation under Section 2.15, if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, require such Lender (each a “Departing Lender”), upon notice to such Departing Lender and the

Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20     Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Company Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Company Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21     [Reserved].

SECTION 2.22     Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)     the Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and

(c)     any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d) but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (vi), that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender

In the event that the Administrative Agent and the Company each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders as of the Effective Date and as of the Closing Date that:

SECTION 3.01     Organization; Powers.  (a)  The Company and each of its Subsidiaries (other than Immaterial Subsidiaries) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to carry on its business as now conducted.

(b)  The Company and each of its Subsidiaries (other than Immaterial Subsidiaries) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.02     Authorization; Enforceability.  The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate action and, if required, by all necessary shareholder, member, partner or other like action.  The Loan Documents to which the Company is a party have been duly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03     Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not (i) violate in any material respect any applicable law or regulation or any order of any Governmental Authority binding upon the Company or any of its Subsidiaries or (ii) violate the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.04     Financial Condition.

(a)     Financial Condition.  The Company has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2017, December 31, 2016 and December 31, 2015 reported on by its independent public accountants and (ii) its unaudited consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal quarter ended March 31, 2018.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly statements, to the absence of notes and normal year-end adjustments.  As of the Effective Date, neither the Company nor any of its Subsidiaries has any material Guarantee obligations, contingent liabilities and liabilities for taxes, or any long‑term leases or unusual forward or long‑term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that in accordance with GAAP would be required to be disclosed in the most recent financial statements referred to in this paragraph but are not disclosed in such financial statements.

(b)     No Material Adverse Effect.  Since December 31, 2017, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05     Properties.

(a)     Property Generally.  Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all the real and personal property that is material to its business, free of all Liens other than Liens permitted by Section 6.02.

(b)     Intellectual Property.  Except where such failure would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, domain names, copyrights, patents, technology, trade secrets, know-how and other intellectual property rights (“Intellectual Property”) material to the business of the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Liens permitted by Section 6.02(b), and the use thereof and the conduct of their business by each of the Company and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.  Each such registration and application that is material to the conduct of the business of the Company and its Subsidiaries taken as a whole is subsisting, and has not expired or been abandoned or cancelled.

SECTION 3.06     Litigation and Environmental Matters.

(a)     Actions, Suits and Proceedings.  Except as disclosed in Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement, any other Loan Document or the Transactions.

(b)     Environmental Matters.  Except as disclosed in Schedule 3.06(b), and except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, registration, exemption, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any pending or threatened claim with respect to any Environmental Liability and (iv) knows of any basis for any Environmental Liability.

SECTION 3.07     Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended, or is subject to registration under that Act.

SECTION 3.08     Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all Tax returns and reports required to have been filed and has timely paid or caused to be timely paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) where the failure to do so could not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.  No material Tax liens have been filed and no material claims are being asserted with respect to any Taxes.

SECTION 3.09     ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes Accounting Standards Codification No. 715:  Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10     Disclosure.  The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

provided that (a) with respect to projected financial information, the Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) it is understood and agreed that uncertainty is inherent in any forecasts or projections and no assurances can be given by the Company of the future achievement of such performance.

SECTION 3.11     Use of Credit.  Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.12     Compliance with Laws and Agreements.  The Company and its Subsidiaries are in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it (including those under the Patriot Act to the extent applicable to it) or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.13     No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 3.14     Solvency.  On the Effective Date and, immediately after the consummation of the Transactions to occur on such date, on the Closing Date, (i) the fair value of the consolidated assets of the Company, at a fair valuation, exceeds its consolidated debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the consolidated property of the Company is greater than the amount that is required to pay the probable liability of its consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries, on a consolidated basis, are able to pay their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due, absolute and matured; and (iv) the Company does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

SECTION 3.15     [Reserved].

SECTION 3.16     [Reserved].

SECTION 3.17     [Reserved].

SECTION 3.18     Insurance.  As of the Effective Date, the insurance required under Section 5.05 is in effect and all premiums in respect of such insurance have been paid.  The Company believe that the insurance maintained by or on behalf of the Company and its Subsidiaries are adequate.

SECTION 3.19     Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns, and no material unfair labor practice charges, against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened.  The terms and conditions of employment, hours worked by and payments made to employees of the Company and its Subsidiaries have not been in material violation of the Fair Labor Standards Act, or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters.  All material payments due from the Company or any of its Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary.

SECTION 3.20     Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.   The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and, to the knowledge of the Company, its employees and directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respect and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person.  None of (i) the Company, any Subsidiary or any of their respective directors, officers or employees or (ii) to the knowledge of the Company, any Subsidiary that will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan, use of proceeds or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.21     EEA Financial Institutions.  The Company is not an EEA Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01     Effective Date.  This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)     Executed Counterparts.  The Administrative Agent (or its counsel) shall have received (i) from the Company and each Person listed on Schedule 1.01A either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (which may include facsimile transmission of a signed signature page) of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(b)     Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of the Company, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers or managers of the Company authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of the Company certified by the relevant authority of the jurisdiction of organization of the Company and a true and correct copy of its by‑laws or operating, management or partnership agreement, and (ii) a good standing certificate for the Company from its jurisdiction of organization.

(c)     Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented at least two Business Days prior to the Effective Date (including the reasonable fees and expenses of legal counsel).

(d)     Other Documents.  Each Lender shall have received, at least three Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, that has been requested by such Lender at least 10 Business Days prior to the Effective Date.

Any determination by the Administrative Agent that the provisions of this Section 4.01 have been satisfied (or waived in accordance with Section 10.02) shall be conclusive and binding unless any Lender shall object prior to the Effective Date.  The Administrative Agent shall notify the Company and the Lenders of the Effective Date, which must occur on or prior to 11:59 p.m., New York City time, on November 30, 2018, and such notice shall be conclusive and binding.  For the avoidance of doubt, upon the Effective Date, the commitments of the Lenders under the commitment letter entered into by and between the Company and Morgan Stanley Senior Funding, Inc. dated as of the Commitment Letter Date, with respect to the Tranche B Bridge Facility (as defined therein), shall be automatically terminated.

SECTION 4.02     Closing Date.  The obligation of each Lender to make any Loan is additionally subject to the satisfaction of the following conditions on or before the Commitment Termination Date:

(a)     Effective Date.  The Effective Date shall have occurred.

(b)     No Acquired Companies Material Adverse Effect.  Since April 30, 2018,  there has not been any event or state of facts that, individually or in the aggregate, is reasonably likely to have an Acquired Companies Material Adverse Effect.

(c)     Opinion of Counsel to the Company.  The Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Cravath, Swaine & Moore LLP, counsel to the Company, substantially in the form of Exhibit C (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(d)     Information Previously Delivered.  The Administrative Agent shall have received (in each case dated as of the Closing Date) an officer’s certificate from the Company that there has been no change to the matters previously certified pursuant to Sections 4.01(b) (or otherwise providing updates to such certifications).

(e)     Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer or other officer with equivalent duties of the Company.

(f)     Refinancing. Substantially simultaneously with the funding of the Loans, the Closing Date Refinancing shall be consummated.

(g)     Representations and Warranties.  The Specified Representations and the Acquisition Agreement Representations shall be true and correct in all material respects (or, to the extent subject to materiality or Material Adverse Effect qualifiers, in all respects) on and as of the date of such Loan (or, if any such representation or warranty is expressly stated to have been made as of a specific earlier date, as of such specific date), as applicable.

(h)     No Default.  At the time of and immediately after giving effect to such Loan, there shall not have occurred and be continuing any Default or Event of Default under clauses (a), (b), (f) (with respect to the failure to pay principal of Material Indebtedness when due at the stated maturity thereof) or (g) or (h) (in the case of clauses (g) and (h), with respect to the Company) of Article VII, or Section 5.03 (with respect to maintaining the Company’s corporate existence).

(i)     Financial Projections.  The Administrative Agent shall have received annual projections of the financial performance of the Company and its Subsidiaries for 2018 through 2020 after giving effect to the Transactions and the spin-off of the Company’s fitness business.

(j)     Financial Information. The Administrative Agent shall have received (i) the financial statements referred to in Section 3.04(a) and (ii) the audited consolidated balance sheet of the Target and its subsidiaries as of August 31, 2017, and the related consolidated statement of operations, stockholders’ equity, and cash flows for the fiscal year ended August 31, 2017, and the unaudited consolidated balance sheet of the Target and its subsidiaries as of April 30, 2018 and the related statements of income for the eight months ended April 30, 2018 and the unaudited special purpose carve-out balance sheet as of March 31, 2018 and the related statements of income of the Global Marine Business for the seven months then ended.

(k)     Fees.  The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented at least two Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel).

(l)     Acquisition Agreement and TSA. (i) The Acquisition shall have been, or substantially concurrently with the funding of the Term Loans shall be, consummated in accordance with the terms of the Acquisition Agreement and (ii) no provision of the Acquisition Agreement or TSA shall have been waived, amended, supplemented or otherwise modified by the Company, and no consent or request by the Company or any of its subsidiaries shall have been provided under either agreement, in each case, which is materially adverse to the interests of the Lenders (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, it is understood and agreed that (i) any decrease in the consideration for the Acquisition that is accompanied by a dollar-for-dollar reduction in the Commitments hereunder shall be deemed to be not materially adverse to the interests of the Lenders; provided that if any such decrease in the consideration of the Acquisition exceeds 10% of the total consideration for the Acquisition (other than as a result of any adjustments to the purchase price that are made in accordance with the terms of the Acquisition Agreement as in effect on the Commitment Letter Date and that do not require the consent of any party to the Acquisition Agreement), it shall be deemed to be materially adverse to the interests of the Lenders, (ii) any waiver, amendment, supplement or other modification with respect to the “Company Material Adverse Effect” definition in the Acquisition Agreement or to Section 4.18(a) (Absence of Certain Changes or Events) of the Acquisition Agreement or to Section 7.2(a)(ii) (Accuracy of Representations and Warranties) of the Acquisition Agreement (as it relates to Section 4.18(a) of the Acquisition Agreement) or (iii) any waiver, amendment, supplement or other modification with respect to Items 13 through 16 (Finance) of the Transition Service Schedule to the TSA shall be deemed to be materially adverse to the interests of the Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in cash, the Company covenants and agrees with the Lenders that:

SECTION 5.01     Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)     as soon as available, but in any event within 75 days after the end of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Annual Report on Form 10-K for such fiscal year with the SEC), the audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)     as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or such lesser number of days within which the Company shall be required to file its Quarterly Report on Form 10-Q for such fiscal quarter with the SEC), the consolidated balance sheet and related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     within the time specified for delivery of financial statements under clause (a) or (b) of this Section, (I) a certificate of a Financial Officer certifying, in the case of financial statements delivered pursuant to clause (b) above, (i) as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (II) if there shall have been any material change in GAAP or in the application thereof that applies to the Company or any Subsidiary since the date of the audited financial statements referred to in Section 3.04(a) (unless such change shall theretofore have been notified under this subclause (II)), a notification from a Financial Officer as to such change, specifying the effect of such change on the financial statements accompanying such notification;

(d)     [reserved];

(e)     [reserved];

(f)     [reserved];

(g)     [reserved];

(h)     promptly (i) after the filing thereof, copies of all periodic and other reports, periodic and other certifications of the chief executive officer and chief financial officer of the Company, registration statements and other publicly available materials filed by the Company or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (other than any exhibits to any of the foregoing which are too voluminous to furnish and which are made available by the Company or any of its Subsidiaries on such Person’s website and any registration statement on Form S-8 or its equivalent) and (ii) after the distribution thereof, copies of all financial statements, reports, proxy statements and other materials distributed by the Company to its shareholders generally;

(i)     [reserved];

(j)     promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Company or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Company or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Company and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Company shall provide copies of such documents and notices promptly after receipt thereof; and

(k)     promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Financial statements and other documents required to be delivered pursuant to clause (a), (b) or (h) of this Section (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i)  such documents shall be available on the website of the SEC at http://www.sec.gov, (ii) the Company posts such financial statements or other documents, or provides a link thereto, on the Company’s website on the Internet or (iii) such financial statements or other documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.02     Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)     the occurrence of any Default or Event of Default;

(b)     any actual knowledge of a Financial Officer of, or any receipt of any notice of, any governmental investigation or any litigation, arbitration or administrative proceeding commenced or, to the knowledge of a Financial Officer, threatened against the Company or any of its Subsidiaries that (i) could reasonably be expected to result in damages in excess of $50,000,000, (ii) seeks injunctive relief that, if granted, would have a material effect on the business of the Company and its Subsidiaries, (iii) alleges criminal misconduct by the Company or any of its Subsidiaries, (iv) contests any tax, fee, assessment, or other governmental charge in excess of $50,000,000, or (v) involves any material product recall;

(c)     any actual knowledge of a Financial Officer of the occurrence of any ERISA Event or breach of the representations and warranties in Section 3.09 that, alone or together with any other ERISA Events or breaches of such representations and warranties that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries, whether directly or by virtue of their affiliation with any ERISA Affiliate, in an aggregate amount exceeding $50,000,000;

(d)     any actual knowledge of a Financial Officer of any event, notice or circumstance or any correspondence with any Governmental Authority (including with respect to any release into the indoor or outdoor environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority) which could reasonably be expected to lead to (i) any Environmental Liability in excess of $50,000,000, or (ii) any material adverse change in the matter set forth in Schedule 5.02(d);

(e)     any event or development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth in reasonable detail the nature of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03     Existence; Conduct of Business.  The Company will, and will cause each of its Subsidiaries to, other than in the case of any Immaterial Subsidiary, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, privileges, governmental authorizations, Intellectual Property rights and franchises used or useful in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04     Taxes and Other Obligations.  The Company will, and will cause each of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities, including Taxes before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to individually or in the aggregate result in a Material Adverse Effect.

SECTION 5.05     Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained, which may be a Memorandum of Insurance.

SECTION 5.06     Books and Records; Inspection Rights.  The Company will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested and all with a representative of the Company present.

SECTION 5.07     Compliance with Laws and Obligations.

(a)     The Company will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it (including those under the Patriot Act to the extent applicable to it) or its property and all Material Indebtedness and all other material Contractual Obligations not constituting Indebtedness, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)     The Company will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

(c)     The Company and each of its Subsidiaries shall, and shall require that all of its tenants, subtenants, contractors, subcontractors and invitees shall, (i) be at all times in compliance with all Environmental Laws and (ii) ensure that their assets and operations are in compliance with all Environmental Laws (including with respect to any Hazardous Materials that are discharged, emitted, released, generated, used, stored, managed, transported or otherwise dealt with).  For purposes of this Section 5.07(c), noncompliance with either of subclauses (i) and (ii) shall be deemed not to constitute a breach of this covenant if upon learning of any actual or alleged noncompliance, the Company or such Subsidiary shall promptly undertake reasonable efforts to achieve compliance and provided that any failure to comply with any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08     Use of Proceeds.  The proceeds of the Loans will be used only to finance in part the Acquisition, to consummate the Closing Date Refinancing and to pay the  fees and expenses in connection with the foregoing.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X as in effect from time to time.  The Company will not request or obtain any Borrowing, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing, (A) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (B) for any other purpose that would result in the violation of any Sanctions applicable to any party hereto.

The Company will not request or obtain any Borrowing, and the Company shall take reasonable measures to ensure that the proceeds of any Borrowing are not used, and that its Subsidiaries and its or their respective directors, officers and employees shall not use the proceeds of any Borrowing in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

SECTION 5.09     Governmental Authorizations.  The Company will, and will cause each of its Subsidiaries to, promptly from time to time obtain or make and maintain in full force and effect all material licenses, consents, authorizations and approvals of, and all material filings and registrations with, any Governmental Authority from time to time necessary under the laws of the jurisdiction in which the Company is located for the making and performance by the Company of the Loan Documents.

SECTION 5.10     Guarantors.  If any Domestic Subsidiary that is wholly owned, directly or indirectly, by the Company (other than any Immaterial Subsidiary) guarantees the Existing Revolving Credit Agreement or any other Material Indebtedness (the “Initial Guarantee”), promptly (and, in any event, within 30 days) after providing the Initial Guarantee, such Subsidiary will guarantee the Company Obligations on substantially the same terms as the Initial Guarantee and for so long as the Initial Guarantee shall be in effect. The Administrative Agent shall be authorized to enter into such amendments to this Agreement and the other Loan Documents as it may be necessary or appropriate in the reasonable determination of the Administrative Agent to reflect such Guarantors and any Loan Guarantee, and to receive and deliver such agreements, documents and instruments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 5.10, without obtaining further approvals or consents from the Lenders.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full in cash, the Company covenants and agrees with the Lenders that:

SECTION 6.01     Indebtedness.

The Company will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a)     the Obligations;

(b)     Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)     Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(d)     Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary, provided that the Indebtedness so Guaranteed is permitted by this Section 6.01;

(e)     Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $115,000,000 at any time outstanding;

(f)     Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (j), (k), (l) or (u) hereof; provided that, (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premium (including tender or make-whole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) any Liens securing such Indebtedness are not extended to any additional property of the Company or any of its Subsidiaries or, if the original Indebtedness was unsecured, then the refinancing, renewal or extension Indebtedness shall be unsecured (other than with Available Collateral), (iii) neither the Company nor any Subsidiary that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g)     Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)     Indebtedness of the Company or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)     Indebtedness of the Company, any other Loan Party or any other Subsidiary that owns Available Collateral incurred to refinance in whole or in part Existing 2021 Notes or for any other purpose (it being understood that the proceeds of any such Indebtedness incurred to refinance Existing 2021 Notes may be deposited in an account subject to control arrangements in favor of the trustee under the 2013 Existing Notes Indenture reasonably satisfactory to the Administrative Agent pending the application of such proceeds to refinance such Existing 2021 Notes); provided that the aggregate principal amount of Indebtedness at any time outstanding in reliance on this paragraph (i) (net of the amount of any proceeds on deposit in any control account as described above) shall not, when taken together with (1) the aggregate outstanding principal amount of the Existing 2021 Notes (or any refinancing or replacement of the Existing 2021 Notes incurred in reliance on paragraph (f) above (disregarding any principal amount in excess of the original principal amount thereof permitted to be incurred pursuant to the parenthetical contained in clause (i) of such paragraph (f)), other than a refinancing or replacement that can be incurred under clause (j) below, which shall be deemed to use the basket under clause (j) and not the basket under this clause (i)), and (2) the aggregate amount of sale and leaseback transactions consummated pursuant to clause (ii) or (iii) of Section 6.07, exceed

$300,000,000; provided further that immediately after giving effect on a Pro Forma Basis to the incurrence of any Indebtedness pursuant to this paragraph (i), no Default or Event of Default shall have occurred and be continuing;

(j)     unsecured Indebtedness of the Company (including preferred Equity Interests); provided that both immediately before and immediately after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and the Company shall be in compliance with Section 6.11;

(k)     Indebtedness of Foreign Subsidiaries or of Foreign Holdcos and unsecured Guarantees of such Indebtedness by the Company; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (k), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (iv) of Section 6.07, at any time outstanding shall not exceed the greater of (x) $100,000,000 and (y) 4.0% of the aggregate assets held by, or related to, the Foreign Subsidiaries of the Company determined at any time in accordance with GAAP as disclosed in the financial statements or in the footnotes to the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery of financial statements, in the financial statements referred to in Section 3.04(a)).

(l)     Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (l) at any time outstanding shall not exceed $35,000,000;

(m)     Indebtedness arising out of Capital Leases incurred in connection with sale and leaseback transactions permitted by Section 6.07;

(n)     [reserved];

(o)     Indebtedness arising out of customer deposits in the ordinary course of business;

(p)     Indebtedness with respect to surety bonds and similar arrangements incurred in the ordinary course of business;

(q)     Indebtedness arising in connection with (i) any Permitted Foreign Securitization or (ii) any Permitted Floorplan Vehicle Transaction;

(r)     Indebtedness of the Company incurred in connection with insurance premium financing arrangements not to exceed $10,000,000 in the aggregate at any time outstanding;

(s)     Guarantees of obligations of Persons other than Subsidiaries in the ordinary course of business;

(t)     other Indebtedness not to exceed $25,000,000 at any time outstanding;

(u)     Indebtedness of the Company, any other Loan Party or any other Subsidiary that owns a Fond du Lac Facility, including the Fond du Lac Existing Indebtedness,

that is secured by assets included in the Fond du Lac Facility; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (u), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (v) of Section 6.07 and the aggregate amount of any refinancing Indebtedness in respect of such Indebtedness incurred in reliance on paragraph (f) above, shall not exceed $30,000,000 at any time outstanding; and

(v)     Floorplan Receivables Permitted Indebtedness.

SECTION 6.02     Liens.  The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:

(a)     Liens consisting of cash collateral with respect to letters of credit and similar obligations under the Existing Revolving Credit Agreement;

(b)     Permitted Encumbrances;

(c)     any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (i) no such Lien shall extend to any other property or asset of the Company or any Subsidiary and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that are permitted hereby;

(d)     Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or such Subsidiary or any other Subsidiary;

(e)     any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged or consolidated with the Company or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged or consolidated securing Indebtedness permitted under Section 6.01(l); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or such Subsidiary or any other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that are permitted hereby;

(f)     interests of a lessor under any Capital Lease entered into in connection with sale and leaseback transactions permitted pursuant to Section 6.07;

(g)     Liens granted by a Subsidiary in favor of the Company or another Subsidiary in respect of Indebtedness owed by such Subsidiary;

(h)     Liens on property or assets of Foreign Subsidiaries and Foreign Holdcos outside the United States of America, Liens on Foreign Equity Interests and Liens on Foreign Receivables securing Indebtedness permitted by Section 6.01(k);

(i)     Liens securing Indebtedness permitted by Section 6.01(i); provided that such Liens are limited to Liens on the Available Collateral; and Liens on cash and Cash Equivalents securing Indebtedness permitted by Section 6.01(o) or (p);

(j)     Liens on (i) Foreign Receivables and related assets arising in connection with any Permitted Foreign Securitization and (ii) Liens on Floorplan Borrowing Base Assets and related assets or interests therein arising in connection with any Permitted Floorplan Vehicle Transaction;

(k)     Liens consisting of rights of first refusal, put/sale options and other customary arrangements with respect to, and restrictions on, the sale, pledge or other transfer of Equity Interests in Persons in which not all the Equity Interests are owned by the Company and its Subsidiaries;

(l)     Liens arising from precautionary UCC financing statements or other Lien filings made in respect of any lease or other Disposition permitted by this Agreement;

(m)     Liens on rights in respect of insurance premiums paid on behalf of the Company securing Indebtedness permitted pursuant to Section 6.01(r);

(n)     other Liens securing obligations in an aggregate amount outstanding at any time not in excess of $15,000,000;

(o)     Liens on the Fond du Lac Facility securing Indebtedness permitted by Section 6.01(u) or any refinancing thereof permitted by Section 6.01(f);

(p)     (i) Liens on proceeds of dispositions of assets pledged in compliance with this Agreement to secure other Indebtedness to the extent such proceeds are held following such disposition pending application thereof in accordance with the requirements of such other Indebtedness; and (ii) Liens on cash or Cash Equivalents of the Company or any Subsidiary arising in connection with defeasing Existing 2021 Notes or otherwise making them subject to cash collateral or escrow arrangements satisfactory to the Administrative Agent; and

(q)     Floorplan Receivables Permitted Liens.

SECTION 6.03     Fundamental Changes.

(a)     The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving entity, (ii) any Loan Party (other than the Company) may merge or liquidate into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (iv) any non-Loan Party may merge into, or consolidate with, a Loan Party in a transaction in which the surviving entity is a Loan Party, (v) any non-Loan Party may merge into, or consolidate with, another non-Loan Party and (vi) any Subsidiary may merge into or consolidate with any Person in a transaction permitted under Section 6.04 in which the surviving entity is not a Subsidiary.

(b)     The Company will not, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by any of the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04     Dispositions.  The Company will not, nor will it permit any of its Subsidiaries to, make any Disposition of its property, whether now owned or hereafter acquired (including receivables and leasehold interests and any Equity Interest owned by it), nor will the Company permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Company or another Subsidiary in compliance with Section 6.05), except for:

(a)     sales, transfers and dispositions of inventory or of worn out or surplus equipment in the ordinary course of business;

(b)     Dispositions to the Company or any other Subsidiary;

(c)     Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices;

(d)     Dispositions that are Investments;

(e)     sales to effect sale and leaseback transactions permitted by Section 6.07;

(f)     Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary;

(g)     Dispositions of assets (other than Equity Interests in a Subsidiary of the Company unless all such Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) in the aggregate in any fiscal year shall not at the time of such sale, transfer or other disposal exceed 15% of Total Assets as of the last day of the immediately preceding fiscal year;

(h)     to the extent constituting a Disposition, dividends and other distributions in respect of Equity Interests;

(i)     Dispositions listed on Schedule 6.04;

(j)     Dispositions of cash and Cash Equivalents in the ordinary course of business or in connection with a transaction otherwise permitted under this Agreement;

(k)     Dispositions in connection with (i) a Permitted Foreign Securitization or (ii) a Permitted Floorplan Vehicle Transaction;

(l)     Dispositions of receivables, leases and secured loans in the ordinary course of business and consistent with past practices in connection with customer finance programs or Dispositions of receivables, leases and secured loans in the ordinary course of business in connection with any Floorplan Receivables Permitted Indebtedness;

(m)     Dispositions of inventory between or among the Company and any Subsidiary in the ordinary course of business and consistent with past practices;

(n)     Dispositions of any interests in the BAC Joint Venture in connection with any amendment, modification, replacement or termination thereof; and

(o)     Dispositions in connection with the Spin-Off;

provided that all Dispositions permitted hereby (other than those permitted by Section 6.04(b), Section 6.04(d), Section 6.04(f), Section 6.04(h) and Section 6.04(m) above) shall be made for fair value.

SECTION 6.05     Transactions with Affiliates.  The Company will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Company and any Subsidiary not involving any other Affiliate, (c) any Indebtedness permitted under Section 6.01(b), (c), (d) or, to the extent relating to the foregoing, (f), (d) any dividend or other distribution with respect to Equity Interests, (e) the payment of reasonable fees to directors of the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or their Subsidiaries in the ordinary course of business, (f) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by the Company’s or Subsidiary’s board of directors and the 2005 Elective Deferred Incentive Compensation Plan, (g) transactions with the BAC Joint Venture consisting of (x) receivables securitizations entered into in the ordinary course of business and consistent with past practices and (y) cash equity contributions by the Company and/or any Subsidiary to the BAC Joint Venture, (h) transactions arising in connection with any Permitted Foreign Securitization or any Permitted Floorplan Vehicle Transaction, and (i) sales of inventory permitted by Section 6.04(m).

SECTION 6.06     [Reserved].

SECTION 6.07     Sale and Leaseback Transactions.  The Company  will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated pursuant to this clause (i) shall not exceed $50,000,000, (ii) Permitted Refinancing Sale and Leaseback Transactions in an aggregate amount at any time outstanding, together with the aggregate amount of sale and leaseback transactions consummated under clause (iii) below and the aggregate principal amount of Indebtedness incurred under Section 6.01(i), not to exceed $300,000,000, (iii) Permitted Other Sale and Leaseback

Transactions in an aggregate amount at any time outstanding not to exceed $70,000,000 or, together with the aggregate amount of sale and leaseback transactions consummated under clause (ii) above and the aggregate principal amount of Indebtedness incurred under Section 6.01(i), not to exceed $300,000,000, (iv) Permitted Foreign Sale and Leaseback Transactions in an aggregate amount, together with the aggregate principal amount of Indebtedness incurred under Section 6.01(k) at any time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 4.0% of the aggregate assets held by, or related to, the Foreign Subsidiaries of the Company determined at any time in accordance with GAAP as disclosed in the financial statements or in the footnotes to the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery of financial statements, in the financial statements referred to in Section 3.04(a)), and (v) Fond du Lac Sale and Leaseback Transactions in an aggregate amount, together with the aggregate principal amount of Indebtedness incurred under Section 6.01(u) and the aggregate amount of any refinancing Indebtedness in respect of such Indebtedness incurred in reliance on Section 6.01(f) at any time outstanding, not to exceed $70,000,000.

SECTION 6.08     [Reserved].

SECTION 6.09     Restrictive Agreements.  The Company will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to, or other Investments in, the Company or any Subsidiary or to Guarantee the Obligations or (b) the ability of any Subsidiary to transfer any of its assets to the Company or any other Subsidiary of the Company; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (or to any extension or renewal of, or any amendment or modification thereof (or, in the case of any such restriction or condition contained in any agreement relating to the BAC Joint Venture, any replacement thereof, whether contained in the same or a different document), to the extent the scope of any such restriction or condition is not expanded in any material respect), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to (A) Indebtedness secured by, or sale and leaseback transactions in respect of, Available Collateral, provided such restrictions apply solely to the assets included in the Available Collateral and the Subsidiaries that own the Available Collateral, (B) (i) any Permitted Foreign Securitization, provided such restrictions apply solely to the applicable Foreign Receivables and related assets, any applicable Permitted Foreign Securitization Subsidiary and the Subsidiaries that own such Foreign Receivables, or (ii) any Permitted Floorplan Vehicle Transaction, provided such restrictions apply solely to the applicable Floorplan Borrowing Base Assets and related assets or interests therein, any applicable Permitted Floorplan Vehicle Transaction Subsidiary and the Company and any Subsidiaries that own such Floorplan Borrowing Base Assets and related assets or interests therein, (C) any Indebtedness incurred under Section 6.01(k), provided such restrictions apply solely to the applicable Foreign Subsidiary or Foreign Holdco and its Subsidiaries, or (D) Indebtedness secured by, or sale and leaseback transactions in respect of, the Fond du Lac Facility, provided such restrictions apply solely to the Fond du Lac Facility and the Subsidiaries that own the Fond du Lac Facility, (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and (v)  the foregoing shall not apply to restrictions and conditions imposed on any Subsidiary by agreements relating to Indebtedness permitted under Section 6.01(l) and in existence at the time such Subsidiary became a Subsidiary.

SECTION 6.10     [Reserved].

SECTION 6.11     Financial Covenants.

(1)     Minimum Interest Coverage Ratio.  The Company will not permit the Interest Coverage Ratio as at the last day of any Test Period to be less than 3.00 to 1.00.

(2)     Maximum Leverage Ratio.   The Company will not permit the Leverage Ratio as at the last day of any Test Period to be more than 3.50 to 1.00.

SECTION 6.12     Swap Agreements. The Company will not, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Subsidiary of the Company, except for Swap Agreements that are entered into for the purpose of hedging (i) the distribution of proceeds to be received from the disposition of an asset or (ii) the anticipated earnings of a Subsidiary) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary or with respect to any refinancing or replacement of any such liability or investment or any potential issuance of Indebtedness.

SECTION 6.13     Changes in Fiscal Periods.  The Company will not, nor will it permit any of its Subsidiaries to, permit its fiscal year to end on a day other than December 31 or change its method of determining fiscal quarters.

SECTION 6.14     Lines of Business.  The Company will not, nor will it permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

SECTION 6.15     TSA.  For so long as the 364-Day Tranche Commitments or the 364-Day Tranche Loans remain outstanding, the Company shall not waive, amend, supplement or otherwise modify Items 13 through 16 (Finance) of the Transition Service Schedule to the TSA without the prior written consent of the Tranche Majority Lenders with respect to the 364-Day Tranche Lenders.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)     the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days or more;

(c)     any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made or furnished;

(d)     the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Company’s existence) or 5.08 or Article VI;

(e)     the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent;

(f)     the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of the Company or any Subsidiary (other than any Non-Material Subsidiary) or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than any Non-Material Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)     the Company or any Subsidiary (other than any Non-Material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Insolvency Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary (other than any Non-Material Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)     the Company or any Subsidiary (other than any Non-Material Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)     one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(k)     (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan(s) or (iv) the Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan; and in each case in clauses (i) through (iv) above, such event or condition, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)     a Change in Control shall occur;

(m)     any Loan Guaranty shall fail to remain in full force or effect with respect to any Guarantor or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of any Loan Guaranty with respect to any Guarantor, or any Guarantor shall deny that it has any further liability under any Loan Guaranty, or shall give notice to such effect, or shall contest the enforceability of any Loan Guaranty, in each case other than as expressly provided therein or in Section 5.10;

(n)     [reserved];

(o)     the Company or any Subsidiary shall (i) be the subject of any proceeding or investigation pertaining to the release of any Hazardous Material into the indoor or outdoor environment, or (ii) violate any Environmental Law, which, in the case of any event described in clause (i) or clause (ii), has resulted in an Environmental Liability in an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which Environmental Liability is not properly reserved against, paid, bonded or otherwise discharged within thirty (30) days or which is not being  reasonably contested in good faith; provided that, after taking into account any such reserve, or the terms of any such payment, bond or discharge, or the pendency of any such contestment, such Environmental Liability could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(p)     the Company shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to any of the Company described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company (on behalf of itself and all other Loan Parties), take either or both of the following actions, at the same or different times: (i) at any time prior to the Closing Date during which an Event of Default pursuant to clause (a) or (b) of this Article has occurred and is continuing, terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) at any time following the making of the Loans on the Closing Date, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder or under any Loan Guaranty, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company (on behalf of itself and all other Loan Parties); in case of any event with respect to the Company described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder or under any Loan Guaranty, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company (on behalf of itself and all other Loan Parties).  Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, invest in and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary of any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Each party hereto agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other

Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth herein or therein, or in connection herewith or therewith, (v) the validity, enforceability, adequacy, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any of its Subsidiaries), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent does not warrant the accuracy or completeness of any electronic communications, or the adequacy of any electronic platform and expressly disclaims liability for errors or omissions in any electronic platform and electronic communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with any electronic communications or any electronic platform. In no event shall the Administrative Agent have any liability to any Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Administrative Agent’s transmission of communications through the internet or any electronic platform.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with (unless an Event of Default shall have occurred and be continuing) the prior written consent of the Company (which consent shall not be unreasonably withheld).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

Notwithstanding anything herein to the contrary, the Arrangers, Joint Bookrunners, Syndication Agents and Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE IX

[RESERVED]

ARTICLE X

MISCELLANEOUS

SECTION 10.01     Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)     if to the Company or to any Guarantor, to it at 26125 N. Riverwoods Blvd. Suite 500, Mettawa, Illinois 60045, Attention of Randy Altman, Vice President and Treasurer (Facsimile No. (920) 907-2074; Telephone No. (847) 735-4599);

(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 01, Newark, Delaware 19713-2107, Attention of Jonathan Martin (Telephone No. (302) 634-1964; Facsimile No. (302) 634-8459), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, New York 10179, Attention of Courtney Eng (Telephone No. (212) 270-7873; Facsimile No. (212) 270-3279); and

(iii)   if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless otherwise agreed by the Administrative Agent and such Lender.  The Administrative Agent or the Company (on behalf of itself and all other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.  Without limiting the foregoing, the Administrative Agent agrees that, unless it shall otherwise advise the Company, notices to be delivered by the Company to the Administrative Agent  pursuant to Article II (including any such notices permitted to be given by telephone or facsimile) may be delivered by e-mail transmissions to the Administrative Agent at such e-mail address (or addresses) as the Administrative Agent shall from time to time notify the Company.

(c)     Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent).

SECTION 10.02     Waivers; Amendments.

(a)     No Deemed Waivers; Remedies Cumulative.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)     Amendments.  Except as provided in Section 2.14(c), neither this Agreement, nor the other Loan Documents, nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company (on behalf of itself and all other Loan Parties) and the Required Lenders or by the Company (on behalf of itself and all other Loan Parties) and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall

(i)     increase the Commitment of any Lender without the written consent of such Lender;

(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)   postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby;

(iv)   change Section 2.09(d) without the consent of each Lender affected thereby;

(v)    [reserved];

(vi)   change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or “Tranche Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)   [reserved];

(viii)  permit any Loan Party to assign its rights hereunder or under any Loan Guaranty or release any material Guarantor (if any) from its Loan Guaranty without the consent of each Lender;

(ix)    change any of the provisions of Section 2.22 without the written consent of the Administrative Agent or change the order of application of amounts payable set forth in clause (c) of such section without the written consent of each affected Lender;

(x)     subordinate payment under any Loan Document without the written consent of each Lender; or

(xi)    change any of the provisions of Section 2.18(c) without the written consent of each Lender.

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  To the extent any amendment, waiver or consent applies to only one Class of Loans, only the Tranche Majority Lenders (and not the Required Lenders) of such Class shall be needed to approve such amendment, waiver or consent; provided that any such amendment, waiver or consent that provides Guarantees and/or collateral to one Class of Loans and not to any other Class of Loans then outstanding prior to the Maturity Date of the other Classes shall require the consent of the Tranche Majority Lenders of each Class.

(c)     [Reserved].

(d)     If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than the Company or any of its Affiliates) which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, (x) to purchase for cash the Loans and other Company Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, (y) to comply with the requirements of paragraph (b) of Section 10.04 (with the Company or the replacement Lender being responsible for any applicable processing or recordation fee) and (z) to consent to the relevant proposed amendment, and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.  Each Lender agrees that an assignment required to be made by it pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

(e)     Approved Amendment.  Notwithstanding anything to the contrary herein, the Lenders agree and hereby consent that this Agreement shall be amended to reflect the amendments to the provisions of this Agreement as set forth in Schedule 10.02, provided that the effectiveness of each such amendments set forth in such Schedule 10.02 shall be subject to the following conditions: (i) each relevant amendment set forth in Schedule 10.02 shall not be effective until the corresponding amendment to the equivalent provision under the Existing Revolving Credit Agreement shall have been approved by the Required Lenders (as defined in the Existing Revolving Credit Agreement) under the Existing Revolving Credit Agreement, substantially under the same terms as set forth in Schedule 10.02 (as reasonably determined by the Administrative Agent) and (ii) the Company and the Administrative Agent (acting pursuant to the authorization of the Lenders set forth herein) shall have entered into an amendment or an amendment and restatement of this Agreement to reflect all or any of the amendments set forth in Schedule 10.02. Subject to the terms and conditions set forth in this Section 10.02(e), the Lenders hereby authorize the Administrative Agent to enter into any such amendments and/or amendments and restatements of this Agreement and the other Loan Documents to amend this Agreement to reflect the amendments set forth in Schedule 10.02 hereto, without obtaining further approvals or consents from the Lenders. The Administrative Agent is hereby authorized to receive and deliver such agreements, documents and instruments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent to effect the provisions of this Section 10.02(e).  In addition, the Administrative Agent is authorized to effect modifications to each of the amendments set forth in Schedule 10.02 to the extent that (i) such modifications are more restrictive to the Company and its Subsidiaries than the amendments set forth in Schedule 10.02 as reasonable determined by the Administrative Agent and (ii) such amendments or modifications are consistent with the corresponding amendments to the Existing Revolving Credit Agreement as approved by the Required Lenders under and as defined in the Existing Revolving Credit Agreement.

SECTION 10.03     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses.  The Company shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of‑pocket expenses incurred in connection with any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (i) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (ii) forwarding loan proceeds, collecting checks and other items of payment.

(b)     Indemnification by the Company.  The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument pursuant thereto, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions in connection therewith, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials under, at, on or from any property owned, leased or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties or from a material breach of the agreements of such Indemnitee or its Related Parties.  This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)     Reimbursement by Lenders.  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)     Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (including exemplary damages and as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)     Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04     Successors and Assigns.

(a)     Assignments Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments by Lenders.

(i)     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)     the Company, provided that no consent of the Company shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) prior to the Closing Date, if an Event of Default under clause (a), (g) or (h) of Article VII has occurred and is continuing or (iii) on and after the Closing Date, if an Event of Default has occurred and is continuing, for an assignment to any other Person; provided, further, that the Company shall be deemed to have consented to any such assignment unless the Company shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)     the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or 10.02(d) shall not require the signature of the assigning Lender to become effective; and

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.

(iii)   Subject to acceptance and recording thereof pursuant to paragraphs (b)(iv) and (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)   The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of (x) the names and addresses of the Lenders and (y) the Commitment of, and outstanding principal amount of each Loan made by, each Lender and, in all cases pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender, as the case shall be, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Participations.

(i)     Any Lender may, without the consent of any Loan Party, the Administrative Agent or any Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(e) with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (c)(i) of this Section, the Company agrees that each Participant shall be entitled to the benefits and subject to the limitations of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant of which the Company has been given prior written notice also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Sections 2.18(d) and 2.19 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the relevant Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (not to be unreasonably withheld or delayed) or except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law that occurs after the Participant acquired the applicable participation; provided that the Participant complies with all obligations under or relating to Section 2.18(d) and Section 2.19, in all cases as though it were a Lender.

(d)     Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e)     No Assignments to the Company or Affiliates.  Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Company or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05     Survival.  All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17,

10.03 and 10.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06     Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07     Severability.  Any provision of this any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09     Governing Law; Jurisdiction; Judicial Proceedings; Etc.

(a)     Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, provided that, notwithstanding the foregoing, it is understood and agreed that the interpretation of (i) an Acquired Companies Material Adverse Effect and whether an Acquired Companies Material Adverse Effect has occurred, (ii) the accuracy of any representation made by the Target and whether as a result of any inaccuracy thereof the Company (or any of its Affiliates) has the right (without regard to any notice requirement) to terminate its obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the Transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

(b)     Submission to Jurisdiction.  The Company hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the state of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement of any other Loan Document against the Company or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue.  The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Appointment of Agent for Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)     Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.   The Company hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 10.09(b) in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in Section 10.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company at its address set forth in the Designation Letter to which it is a party or to any other address of which the Company shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  The Company irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Company.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES

THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12     Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their respective obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this paragraph, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company, its Subsidiaries or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by Arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, after a Lender ceases to be a Lender under this Agreement, the provisions of this paragraph shall expire and cease to be effective with respect to such Lender on the date that is two years after the date such Lender ceased to be a Lender.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE

SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

SECTION 10.13     [Reserved].

SECTION 10.14     Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Company in violation of any Requirement of Law.

SECTION 10.15     Conflicts.  In the event of any conflict between the terms of this Agreement and the terms of any other Loan Document, the terms of this Agreement shall, to the extent of such conflict, prevail.

SECTION 10.16     USA PATRIOT Act.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Act.

SECTION 10.17     [Reserved].

SECTION 10.18     [Reserved].

SECTION 10.19     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable;

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)   the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority:

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY

BRUNSWICK CORPORATION

By
Name:
Title:

U.S. Federal Tax Identification No.: 36-0848180

[Brunswick Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By
Name:
Title:

[Brunswick Term Loan Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By
Name:
Title:

[Brunswick Term Loan Credit Agreement]

[____________], as Lender

By
Name:
Title:

[Brunswick Term Loan Credit Agreement]

Schedule 1.01A

Commitments

364-Day Tranche Commitments

Lender	364-Day Tranche Commitment
Bank of America, N.A.	$84,000,000.00
Morgan Stanley Bank, N.A.	$84,000,000.00
Wells Fargo Bank, National Association	$84,000,000.00
JPMorgan Chase Bank, N.A.	$48,000,000.00
Total:	$300,000,000.00

3-Year Tranche Commitments

Lender	3-Year Tranche Commitment
Bank of America, N.A.	$30,000,000.00
Wells Fargo Bank, National Association	$30,000,000.00
JPMorgan Chase Bank, N.A.	$16,500,000.00
Morgan Stanley Bank, N.A.	$16,500,000.00
U.S. Bank National Association	$15,000,000.00
Citizens Bank, N.A.	$12,000,000.00
SunTrust Bank	$12,000,000.00
BMO Harris Bank N.A.	$9,000,000.00
KBC Bank N.V., New York Branch	$9,000,000.00
Total:	$150,000,000.00

Schedule 1.01A

5-Year Tranche Commitments

Lender	5-Year Tranche Commitment
Bank of America, N.A.	$70,000,000.00
Wells Fargo Bank, National Association	$70,000,000.00
JPMorgan Chase Bank, N.A.	$38,500,000.00
Morgan Stanley Bank, N.A.	$38,500,000.00
U.S. Bank National Association	$35,000,000.00
Citizens Bank, N.A.	$28,000,000.00
SunTrust Bank	$28,000,000.00
BMO Harris Bank N.A.	$21,000,000.00
KBC Bank N.V., New York Branch	$21,000,000.00
Total:	$350,000,000.00

Schedule 3.06(a)

Litigation

None.

Schedule 3.06(b)

Environmental Matters

The Company has been identified as a potentially responsible party at the Cedar Creek Site in Cedarburg, Wisconsin (the “Site”), a portion of which includes Mercury Marine Plant 2, a facility formerly operated by the Company’s Mercury Marine Group.  Hazardous Materials, including polychlorinated biphenyls, are present in soil, groundwater, surface water and sediments at the Site and surrounding areas.  Remedial activities at the Site are ongoing under the oversight of the U.S. Environmental Protection Agency.

Schedule 5.02(d)

Environmental Matters

The Company has been identified as a potentially responsible party at the Cedar Creek Site in Cedarburg, Wisconsin (the “Site”), a portion of which includes Mercury Marine Plant 2, a facility formerly operated by the Company’s Mercury Marine Group.  Hazardous Materials, including polychlorinated biphenyls, are present in soil, groundwater, surface water and sediments at the Site and surrounding areas.  Remedial activities at the Site are ongoing under the oversight of the U.S. Environmental Protection Agency.

Schedule 6.01

Indebtedness

1.
Indebtedness from time to time outstanding under the $300,000,000 credit agreement, dated as of March 21, 2011 (as amended and restated as of June 26, 2014, as further amended and restated as of June 30, 2016, as amended as of July 13, 2018, and as further amended, amended and restated or modified from time to time), among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

2.	Indebtedness from time to time outstanding under the EUR 7,000,000 credit facility provided by CBC Banque S.A. to Brunswick Luxembourg Finance S.a.r.l. and the guaranty of the Company thereof.

3.
The Company’s guaranty of obligations from time to time outstanding under various credit facilities provided by JPMorgan Bank in Australia and New Zealand to Marine Power International Pty Limited, Marine Power New Zealand Limited, Aus Holdco Pty Limited and New Zealand Holdings Limited not to exceed AUD 2,000,000, NZD $1,000,000, AUD 1,750,000 and NZD 150,000 respectively.

4.	Indebtedness outstanding under normal trade payables not to exceed $1,030,000 to Asahi Denso Co. Ltd. and the guaranty by the Company thereof.

5.	7 3/8% Debentures due 2023 in an aggregate principal amount of $103,071,000.

6.	7 1/8% Notes due 2027 in an aggregate principal amount of $163,265,000.

7.	4.625% Senior Notes due 2021 in the aggregate amount of $150,000,000.

8.	Indebtedness outstanding under the GBP 750,000 Invest Northern Ireland loan agreements to Munster Simms Engineering Limited and the guarantee by the Company thereof.

9.	Indebtedness from time to time outstanding under the EUR 465,350 Portuguese Government loan agreement to Brunswick Marine - EMEA Operations, LDA.

10.	Letter of credit issued by JPMorgan Bank in Australia and New Zealand for the benefit of New Zealand Customs in the amount of NZD 650,000.

11.	Letter of credit issued by JPMorgan Bank in Australia and New Zealand for the benefit of WestPac Bank in the amount of NZD 75,000.

12.	Letter of credit issued by JPMorgan Bank in Australia and New Zealand for the benefit of WestPac Bank in the amount of AUD 355,000.00.

13.	Letter of credit issued by JPMorgan Bank in Australia and New Zealand for the benefit of WestPac Bank/ADP in the amount of NZD 30,000.

Schedule 6.01

14.	Letter of credit issued by JPMorgan Bank in Australia and New Zealand for the benefit of WestPac Bank/ADP in the amount of AUD 250,000.

15.	Capital lease obligations with respect to the solar panel installation on the roof of Mercury Distribution Center in Verviers Belgium in the aggregate amount of EUR 1,000,000.

Schedule 6.02

Liens

1.
Liens securing the Financing Agreement entered into on the 23rd day of December, 2009, by and among the City of Fond du Lac, Wisconsin and Fond du Lac County, Wisconsin and the Fond du Lac County Economic Development Corporation and the Company.

Schedule 6.04

Dispositions

1.	Sale of real property located at 100 Quality Drive, Navassa, North Carolina.

2.	Sale of real property located at 520 West Laketon, Muskegon, Michigan.

3.	Sale of real property located at 100 Sea Ray Drive, Flagler Beach, Florida

Schedule 6.09

Restrictive Agreements

1.	Joint Venture Agreement dated as of October 24, 2002 between Brunswick Corporation and Transamerica Commercial Finance Corporation, as amended, restated, supplemented or otherwise modified.

2.
Limited Liability Company Agreement dated as of October 24, 2002 between Brunswick Financial Services Corporation and Transamerica Ventures, LLC, as amended, restated, supplemented or otherwise modified.

3.
Credit and Security Agreement dated as of October 24, 2002 between Brunswick Acceptance Company, LLC and Transamerica Commercial Finance Corporation, as amended, restated, supplemented or otherwise modified.

4.
Indenture dated as March 15, 1987 between Brunswick Corporation and Continental Illinois National Bank and Trust Company of Chicago, as trustee, as amended, restated, supplemented or otherwise modified.

5.
First Supplemental Indenture dated as of August 21, 2009 between the Brunswick Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, to the Indenture dated as of March 15, 1987, between Brunswick Corporation and The Bank of New York Mellon Trust Company, N.A.

6.
Financing Agreement entered into on the 23rd day of December, 2009, by and among the City of Fond du Lac, Wisconsin and Fond du Lac County, Wisconsin and the Fond du Lac County Economic Development Corporation and Brunswick Corporation.

7.	Indenture dated as of May 13, 2013 between Brunswick Corporation, the Subsidiary Guarantors and the U.S. Bank National Association, as Trustee.

8.
First Supplemental Indenture dated as of May 22, 2014 between Brunswick Corporation, the Subsidiary Guarantors and the U.S. Bank National Association, as Trustee, to the Indenture dated as of May 13, 2013, between Brunswick Corporation and U.S. Bank National Association.

Schedule 10.02

Approved Amendments

Subject to the terms and conditions set forth in Section 10.02(e) of this Agreement, the Lenders agree and hereby consent that this Agreement, shall be amended to reflect the following amendments:

Negative Covenants - Deletions

1.	Amendments related to Section 6.04:
a.	Section 6.04 is hereby deleted and replaced with the word “[Reserved]”.
b.	Schedule 6.04 is hereby deleted and replaced with the word “[Reserved]”.
c.	Section 6.03(a) is hereby modified to delete the words “permitted under Section 6.04”.
d.	Section 6.05 is hereby modified to delete the words “permitted by Section 6.04(m)”.
2.	Amendments related to Section 6.09:
a.	Section 6.09 is hereby deleted and replaced with the word “[Reserved]”.
b.	Schedule 6.09 is hereby deleted and replaced with the word “[Reserved]”.
3.	Amendment to Section 6.12: Section 6.12 is hereby deleted and replaced with the word “[Reserved]”.
4.	Amendment to Section 6.13: Section 6.13 is hereby deleted and replaced with the word “[Reserved]”.

Negative Covenants - Modifications

1.	Amendment to Section 6.01: Section 6.01 is hereby replaced in its entirely with the following:

“The Company will not permit any of its Subsidiaries (other than any Loan Party) to create, incur or suffer to exist any Indebtedness, except:

(a)    [reserved]

(b)    Indebtedness of Subsidiaries existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)    Indebtedness of any Subsidiary to the Company or any other Subsidiary;

(d)    Guarantees by any Subsidiary of Indebtedness of the Company or any other Subsidiary, provided that the Indebtedness so Guaranteed is permitted or not prohibited by this Section 6.01;

(e)    Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed the greater of (x) $115,000,000 and (y) 5% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b);

(f)     Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (j), (k), (l) or (u) hereof; provided that, (i) the principal amount of such Indebtedness is not increased (except to the extent used to finance accrued interest and premium (including tender or make-whole premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) any Liens securing such Indebtedness are not extended to any additional property the Company or any of its Subsidiaries or, if the original Indebtedness was unsecured, then the refinancing, renewal or extension Indebtedness shall be unsecured (other than with Available Collateral), (iii) no Subsidiary that was not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto and (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed;

(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)    Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)      Indebtedness of any Subsidiary that owns Available Collateral incurred to refinance in whole or in part Existing 2021 Notes or for any other purpose (it being understood that the proceeds of any such Indebtedness incurred to refinance Existing 2021 Notes may be deposited in an account subject to control arrangements in favor of the trustee under the 2013 Existing Notes Indenture reasonably satisfactory to the Administrative Agent pending the application of such proceeds to refinance such Existing 2021 Notes); provided that the aggregate principal amount of Indebtedness at any time outstanding in reliance on this paragraph (i) (net of the amount of any proceeds on deposit in any control account as described above) shall not, when taken together with (1) the aggregate outstanding principal amount of the Existing 2021 Notes (or any refinancing or replacement of the Existing 2021 Notes incurred in reliance on paragraph (f) above (disregarding any principal amount in excess of the original principal amount thereof permitted to be incurred pursuant to the parenthetical contained in clause (i) of such paragraph (f)), other than a refinancing or replacement that can be incurred under clause (j) below, which shall be deemed to use the basket under clause (j) and not the basket under this clause (i)), and (2) the aggregate amount of sale and leaseback transactions consummated pursuant to clause (ii) or (iii) of Section 6.07, exceed $300,000,000; provided further that immediately after giving effect on a Pro Forma Basis to the incurrence of any Indebtedness pursuant to this paragraph (i), no Default or Event of Default shall have occurred and be continuing;

(j)     [reserved];

(k)    Indebtedness of Foreign Subsidiaries or of Foreign Holdcos; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (k), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (iv) of Section 6.07, at any time outstanding shall not exceed the greater of (x) $150,000,000 and (y) 6.0% of the aggregate assets held by, or related to, the Foreign Subsidiaries of the Company determined at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery of financial statements, in the financial statements referred to in Section 3.04(a));

(l)      Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (l) at any time outstanding shall not exceed $35,000,000;

(m)   Indebtedness arising out of Capital Leases incurred in connection with sale and leaseback transactions permitted by Section 6.07;

(n)    [reserved];

(o)    Indebtedness arising out of customer deposits in the ordinary course of business;

(p)    Indebtedness with respect to surety bonds and similar arrangements incurred in the ordinary course of business;

(q)    Indebtedness arising in connection with (i) any Permitted Foreign Securitization or (ii) any Permitted Floorplan Vehicle Transaction;

(r)     [reserved];

(s)    Guarantees of obligations of Persons other than Subsidiaries;

(t)    other Indebtedness, when aggregated with the outstanding principal amount of obligations secured pursuant to Section 6.02(n) and the aggregate amount of sale and leaseback transactions consummated under Section 6.07(i), not to exceed the greater of (x) $50,000,000 and (y) 2.0% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b);

(u)    Indebtedness of any Subsidiary that owns a Fond du Lac Facility, including the Fond du Lac Existing Indebtedness, that is secured by assets included in the Fond du Lac Facility; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (u), together with the aggregate amount of sale and leaseback transactions consummated pursuant to clause (v) of Section 6.07 and the aggregate amount of any refinancing Indebtedness in respect of such Indebtedness incurred in reliance on paragraph (f) above, shall not exceed $30,000,000 at any time outstanding; and

(v)    Floorplan Receivables Permitted Indebtedness.”

2.	Amendments to Section 6.02:
a.	Section 6.02(d) is hereby amended to add the words “(including debt of the type referred to in Section 6.01(e) incurred by the Company)” after the reference to Section 6.01(e) therein.
b.	Section 6.02(e) is hereby amended to add the words “(including debt of the type referred to in Section 6.01(l) incurred by the Company)” after the reference to Section 6.01(l) therein.
c.	Section 6.02(h) is hereby amended to add the words “(including debt of the type referred to in Section 6.01(k) incurred by the Company)” after the reference to Section 6.01(k) therein.
d.	Section 6.02(i) is hereby amended to add the words “(including debt of the type referred to in Section 6.01(i) incurred by the Company)” after the reference to Section 6.01(i) therein.
e.	Section 6.02(m) is hereby amended to delete the words “securing Indebtedness permitted pursuant to Section 6.01(r)” therein.
f.
Section 6.02(n) is hereby amended by replacing the language therein, it its entirety, with the following language: “other Liens securing obligations in an aggregate amount outstanding, when aggregated with the outstanding principal amount of obligations secured pursuant to Section 6.01(t) and the aggregate amount of sale and leaseback transactions consummated under Section 6.07(i), at any time not in excess of the greater of (x) $50,000,000 and (y) 2.0% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b);”

g.	Section 6.02(o) is hereby amended to add the words “(including debt of the type referred to in Section 6.01(u) incurred by the Company)” after the reference to Section 6.01(u) therein.

3.	Amendments to Section 6.03:
a.
Section 6.03(a) is hereby amended by replacing the language therein, it its entirety, with the following language: “The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Company and its Subsidiaries, taken as a whole, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving entity, (ii) any Subsidiary may merge or liquidate into any other Subsidiary, (iii) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, (iv) the Company may merge into, or consolidate with, another Person, provided that (x) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume all the obligations of the Company under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent; (y) at the time and immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and (z) the Company shall have delivered to the Administrative Agent (i) certificates. corporate documentation and other information of the type referred to in Section 4.01(b) and (d) and (ii) a certificate signed by a Financial Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph.”

4.	Amendments to Section 6.07:
a.
Section 6.07 is hereby amended by replacing the language in clause (i), in its entirety, with the following language: “any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that the aggregate amount of sale and leaseback transactions consummated pursuant to this clause (i) shall not exceed (x) $100,000,000 plus (y) an amount, when aggregated with the outstanding principal amount of obligations incurred pursuant to Section 6.01(t) and obligations secured pursuant 6.02(n), shall not exceed the greater of (x) $50,000,000 and (y) 2.0% of Total Assets at the time of incurrence (and after giving effect thereto and to related acquisitions and dispositions of assets), as determined based on the financial statements of the Company most recently delivered pursuant to Section 5.01(a) or (b),”.

Affirmative Covenants - Deletions

1.	Amendment to Section 5.01(j): Section 5.01(j) is hereby deleted and replaced with the word “[reserved]”.
2.	Amendment to Section 5.02(b): Section 5.02(b) is hereby deleted and replaced with the word “[reserved].”
3.	Amendment to Section 5.02(c): Section 5.02(c) is hereby deleted and replaced with the word “[reserved].”
4.	Amendments related to Section 5.02(d):
a.	Section 5.02(d) is hereby deleted and replaced with the word “[reserved].”
b.	Schedule 5.02(d) is hereby deleted and replaced with the word “[Reserved].”
5.	Amendment to Section 5.07(c): Section 5.07(c) is hereby deleted and replaced with the word “[reserved]”.

Affirmative Covenants - Modifications

1.	Amendment to Section 5.01(k): Section 5.01(k) is hereby amended by replacing the words “or any Lender” with the words “(or any Lender through the Administrative Agent)”.
2.
Amendment to Section 5.04: Section 5.04 is hereby amended by (i) deleting the words “and Other Obligations” from the title and (ii) deleting the words “Material Indebtedness and all other material liabilities, including”.

3.
Amendment to Section 5.05: Section 5.05 is hereby amended by (i) adding the following words at the end of clause (b): “, in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect”; and (ii) deleting the last sentence thereto.

4.
Amendment to Section 5.06: Section 5.06 is hereby amended by, immediately after the words “as often as reasonably requested”, adding the following words “(but in no event more frequently than one time a year unless an Event of Default has occurred and is continuing)”.

Definitions - Modifications

1.
“Consolidated EBITDA”: The definition of Consolidated EBITDA is hereby amended by replacing the number “$10,000,000” in clause (vi) with the following words: “the greater of (x) $15,000,000 and (y) 2.5% of Consolidated EBITDA for such Test Period”.

2.	“Control”: The definition of Control is hereby amended by deleting the last sentence thereof.
3.	“Indebtedness”: The definition of Indebtedness is hereby amended by deleting the words “are not more than 45 days past due or”.
4.	“Material Indebtedness”: The definition of Material Indebtedness is hereby amended by replacing the number “$50,000,000” with the number “$100,000,000”.

Other Provisions - Modifications

1.	Amendment to Section 3.04(a): Section 3.04(a) is hereby amended by deleting the last sentence thereof.
2.	Amendment to Section 3.14: Section 3.14 is hereby deleted and replaced with the word “[reserved]”.